Exhibit 10.1

SENIOR SECURED, PRIMING AND SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

May 19, 2022,

among

PARETEUM CORPORATION

and its Subsidiaries party hereto,

as debtors and debtors-in-possession,

as Borrowers,

CIRCLES MVNE PTE. LTD.

and each party that becomes a lender hereto,

as Lenders,

and

CIRCLES MVNE PTE. LTD.,

as Administrative Agent.

ARTICLE I DEFINITIONS

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Terms Generally	20
SECTION 1.03.	Accounting Terms; GAAP	21

ARTICLE II

THE COMMITMENTS

ARTICLE III

REPRESENTATIONS AND WARRANTIES

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES:

Schedule 2.01	–	NM Commitments and Roll-Up Commitments
Schedule 3.04	–	Intellectual Property
Schedule 3.05	–	Litigation
Schedule 3.10	–	Subsidiaries
Schedule 3.17	–	Insurance
Schedule 6.01	–	Prepetition Liens
Schedule 6.02	–	Prepetition Indebtedness
Schedule 6.04	–	Prepetition Investments
Schedule 6.13	–	Prepetition Restrictive Agreements

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit B-2	–	U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
Exhibit B-3	–	U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
Exhibit B-4	–	U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Joinder Agreement
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Note
Exhibit G	–	Form of Interim Order

SENIOR SECURED, PRIMING AND SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of May 19, 2022 (as it may be amended or modified from time to time, this “Agreement”), among PARETEUM CORPORATION (the “Company”), each of the Subsidiaries of the Company party hereto (together with the Company, jointly and severally, each a “Borrower”), CIRCLES MVNE PTE. LTD., as lender (in such capacity, the “Lender”, and each person who becomes a lender party hereto after the date hereof, each a “Lender”) and CIRCLES MVNE PTE. LTD., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein have the respective meanings provided in Article I.

RECITALS

WHEREAS, on May 15, 2022 (the “Petition Date”), the Borrowers commenced chapter 11 case numbers 22-10615 through 22-10623, as administratively consolidated at chapter 11 case number 22-10615 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for relief under chapter 11 of the Bankruptcy Code (as defined below) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, prior to the Petition Date, the Company, as issuer, issued the Prepetition Bridge Notes to the Lender, and certain of the other Borrowers, as guarantors, have guaranteed the Prepetition Bridge Notes;

WHEREAS, prior to the Petition Date, the Company, as issuer, issued the Prepetition First Lien Notes to the Prepetition First Lien Holders, and certain of the other Borrowers, as guarantors, have guaranteed the Prepetition First Lien Notes;

WHEREAS, prior to the Petition Date, the Company, as issuer, issued the Prepetition Second Lien Notes to the Prepetition Second Lien Holders, and certain of the other Borrowers, as guarantors, have guaranteed the Prepetition Second Lien Notes;

WHEREAS, the Borrowers continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrowers have requested that the Lenders provide a senior secured, priming superpriority debtor-in-possession term loan facility to the Borrowers, in an aggregate principal amount of $33,720,930 consisting of (a) new money term loans in the aggregate principal amount of $6,000,000 and (b) Roll-Up Loans in the aggregate principal amount of $27,720,930, in each case, for the purposes set forth in Section 5.07;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Plan of Reorganization” means a plan of reorganization for each of the Chapter 11 Cases that (a) provides for the termination of the unused NM Commitments and the payment in full in cash and full discharge of any outstanding Obligations at emergence, (b) contains releases and other exculpatory provisions for the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and (c) is otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

“Actual Collections” has the meaning set forth in Section 6.02(b).

“Actual Disbursements” has the meaning set forth in Section 6.02(c).

“Administrative Agent” has the meaning assigned to such term in the Preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent that the pledge of 66 2⁄3% or more of such Foreign Subsidiary’s Equity Interests as Collateral to secure the Secured Obligations could reasonably be expected to result in material adverse tax consequences to the Borrowers or any Domestic Subsidiary. For purposes of the definition of Affected Foreign Subsidiary, a Foreign Subsidiary shall include any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, so long as such Domestic Subsidiary (i) does not conduct any business or activities other than the ownership of such Equity Interests and (ii) does not incur, and is not otherwise liable for, any Indebtedness or other liabilities.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Agreement” is defined in the recitals hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Percentage” means, at any time with respect to any Lender, (a) with respect to Loans requested or made pursuant to Section 2.01(a), a percentage equal to a fraction the numerator of which is such Lender’s NM Commitment at such time and the denominator of which is the aggregate NM Commitments at such time (provided that, if the NM Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at such time); provided that, in accordance with Section 2.15, so long as any Lender shall be a

Defaulting Lender, such Defaulting Lender’s NM Commitment shall be disregarded in the calculations above; and (b) with respect to the Roll-Up Loans, a percentage equal to a fraction the numerator of which is such Lender’s Roll-Up Commitment at such time and the denominator of which is the aggregate Roll- Up Commitments at such time.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge by any Loan Party of its Equity Interests in an Affected Foreign Subsidiary.

“Applicable Rate” means 9.00% per annum.

“Approved Budget” means each of (a) the aggregate, without duplication, of all items approved by the Administrative Agent in its reasonable discretion that are set forth in the 13-week (i) cash flow forecast with respect to cash balances, receipts and disbursements of the Borrowers and (ii) fee and expense incurrence forecast with respect to fees and expenses of professionals representing the Borrowers and any Committee in the Chapter 11 Cases projected to be incurred during each month (irrespective of the projected disbursement date for such professional fees and expenses), in each case, attached to the Interim Order submitted to the Bankruptcy Court, or otherwise provided to the Administrative Agent in connection therewith, and in each case, in form and substance satisfactory to the Administrative Agent in all respects, and (b) each updated such 13-week cash flow forecast and fee and expense incurrence forecast delivered to the Administrative Agent pursuant to Section 5.03(f) or otherwise provided to the Administrative Agent in connection therewith, and in each case, in form and substance satisfactory to the Administrative Agent in all respects; provided that, for the avoidance of doubt, any fee and expense incurrence forecast constituting an Approved Budget will be deemed to include, as part of such Approved Budget, approval of (i) the amounts set forth therein for professional fees and expenses to be incurred by the Borrowers and any Committee for any period ending on or prior to delivery of a Carve-Out Trigger Notice or any such applicable revocation of approval following a Prepayment Event, irrespective of when approved for payment by the Bankruptcy Court or paid, (ii) such amounts for such periods shall be viewed on a cumulative basis, with any unused amounts from one such period to be rolled forward or back, as applicable to other such period(s) where the actual incurred amounts exceed the budgeted amounts, and (iii) the budgeted amounts approved for any week in any month shall be the prorated portion of the approved monthly amount included in the Approved Budget for such month.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the NM Commitments.

“Avoidance Actions” means the Loan Parties’ claims and causes of action under chapter 5 of the Bankruptcy Code and similar laws.

“Avoidance Proceeds” means any proceeds and property received from an Avoidance Action, whether by judgment, settlement or otherwise.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time and applicable to the Chapter 11 Cases.

“Bankruptcy Court” has the meaning ascribed to it in the recitals to the Agreement.

“Bankruptcy Court Orders” mean the Interim Order and Final Order.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“Bankruptcy Schedules” means the schedules and statement of financial affairs of the Borrowers filed or to be filed with the Bankruptcy Court in the Chapter 11 Cases.

“Beneficial Owner” means, for purposes of any U.S. federal withholding Tax, the beneficial owner upon which the incidence of such tax is borne directly in whole or in part.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” has the meaning ascribed to it in the recitals to the Agreement.

“Borrower Representative” means the Company.

“Borrowing” means Loans of the same Type made on the same date.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03 the form attached hereto as Exhibit E.

“Budgeted Collections” has the meaning set forth in Section 6.02(b).

“Budgeted Disbursements” has the meaning set forth in Section 6.02(c).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrowers and their Subsidiaries prepared in accordance with GAAP. Notwithstanding the foregoing, Capital Expenditures shall not include the following:

(a) expenditures made with any Net Proceeds to the extent such proceeds are not then required to be applied to prepay the Loans pursuant to Section 2.08(c);

(b) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding a Loan Party or Subsidiary thereof) and for which none of any Loan Party or any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period); or

(c) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business and to the extent permitted by the terms of this Agreement.

“Capital Lease” shall mean any lease the obligations of which are required to be capitalized on the balance sheet of the Borrowers and their Subsidiaries in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” shall have the meaning assigned to the term “Carve-Out”, as such term is defined in the Interim Order or the Final Order, as applicable.

“Carve-Out Escrow Account” means a reserve account in the name of the Borrower Representative, c/o King & Spalding LLP, as bankruptcy counsel to the Borrowers, identified pursuant to Section 4.01(i).

“Carve-Out Trigger Notice” shall have the meaning assigned to the term “Carve-Out Trigger Notice”, as such term is defined in the Interim Order or the Final Order, as applicable.

“Challenge Period” means the “Challenge Period” as defined in the Interim Order or Final Order as in effect at the relevant time.

“Challenge Proceeding” means a “Challenge Proceeding” as defined in the Interim Order or Final Order.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Case” and “Chapter 11 Cases” each have the meaning ascribed to them in the recitals.

“Charges” has the meaning assigned to such term in Section 9.17.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided that the Collateral shall exclude Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement, the Bankruptcy Court Orders and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by the Borrowers of any of their Subsidiaries and delivered to the Administrative Agent in connection with this Agreement.

“Commitment” means, with respect to each Lender, such Lender’s NM Loan Commitment and Roll-Up Commitment..

“Committees” shall mean collectively, the official committee of unsecured creditors and any other official committee appointed or approved in any Chapter 11 Case and each of such Committees shall be referred to herein as a Committee.

“Communications” has the meaning assigned to such term in Section 9.01(d)(ii).

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Compliance Certificate” has the meaning assigned to such term in Section 5.03(c).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Credit Event” means a Borrowing.

“Credit Exposure” means, as to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s NM Term Loans at such time.

“Credit Party” means the Administrative Agent or any Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower Representative or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“dollars” or “$” refers to lawful money of the U.S.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Investments” shall mean (a) direct obligations of the U.S. or any governmental agency thereof which are fully guaranteed by the U.S., provided that such obligations mature within one year from the date of acquisition thereof; or (b) dollar denominated certificates of time deposit maturing within one year issued by any bank organized and existing under the laws of the U.S. or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; or (c) money market mutual funds having assets in excess of $2,500,000,000; or (d) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s or S&P, respectively; or (e) tax exempt securities of a U.S. issuer rated A or better by S&P or Moody’s; or (f) in respect of any Foreign Subsidiary, the substantial equivalent (including in respect of credit quality thereof) of any of the foregoing in any jurisdiction in which such Foreign Subsidiary is organized or formed or doing business.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Property” means:

(a) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or agreements with any Governmental Authority;

(b) Equity Interests in any Person other than wholly owned subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents;

(c) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Borrower or a Loan Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC, the Bankruptcy Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(d) Specified Accounts; provided, that, to the full extent of each Borrower’s interest therein, any escrow account maintained under the Stalking Horse Agreement or any other purchase agreement in respect of the Subject Assets and any deposit maintained therein, shall not constitute “Specified Accounts” or “Excluded Property”;

(e) any application for registration of a trademark filed with the United States Patent and Trademark Office (“PTO”), on an intent-to-use basis, if the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark applications under applicable federal law until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO, at which time such trademark shall automatically become part of the Collateral; and

(n) any directors and officers insurance policy of any Borrower and the proceeds thereof;

(m) Avoidance Actions, but excluding, effective upon entry of the Final Order, Avoidance Proceeds;

provided that, for the avoidance of doubt, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.14(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements to implement such Sections of the Code entered into between any relevant authorities on behalf of the U.S. and such jurisdiction.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the FRBNY, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Order” means, collectively, one or more orders of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing in accordance with Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be reasonably satisfactory in form and substance to Administrative Agent, and which order is in effect and not stayed, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to Administrative Agent, which, among other matters (but not by way of limitation), authorizes the Borrowers to obtain credit, incur (or guaranty) Indebtedness (including, without limitation, the Roll-Up Loans), and grant Liens under this Agreement and the other Loan Documents, as the case may be, perfects such Liens with the priority provided herein, provides for the super priority of the Secured Parties’ claims and authorizes the use of cash collateral and provides for adequate protection.

“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower Representative.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“FRBNY” means the Federal Reserve Bank of New York.

“Funding Account” has the meaning assigned to such term in Section 4.01(i).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11(a).

“Guarantors” means all Loan Guarantors, and the term “Guarantor” means each or any one of them individually.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, and (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intellectual Property” means (i) patents, trademarks, trade secrets, copyrights, know-how and all rights thereunder or in respect thereof that are either owned by or licensed to any Borrower or any Subsidiary, including but not limited to those identified on Schedule 3.04(b), and (ii) including but not limited to, all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past, present, and future infringements thereof, and all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof.

“Interest Payment Date” means with respect to any Loan, the first day of each calendar quarter, the Maturity Date, and any day any prepayment is made on such Loan.

“Interim Availability Amount” means the lesser of (a) $3,000,000 and (b) such amount of NM Term Loans authorized to be borrowed by the Borrowers pursuant to the terms of the Interim Order.

“Interim Order” means, collectively, one or more orders of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and of other applicable law or such other procedures as approved by the Bankruptcy Court), together with all extensions, modifications, substantially in the form of Exhibit G hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Borrowers and Guarantors to execute and perform under the terms of this Agreement and the other Loan Documents.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Knowledge” means knowledge of material information actually possessed, or which should in the reasonable course of business be possessed, by a managing executive or person in charge of Intellectual Property matters of any Borrower or any Subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Collateral Document, the Loan Guaranty and each other agreement, instrument, document and certificate identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including each other pledge, power of attorney, consent, assignment, contract, notice and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrowers and any other borrower who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made (or deemed made) by the Lenders pursuant to this Agreement, including but not limited to all NM Term Loans and all Roll-Up Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, or (b) the validity or enforceability of (i) this Agreement or any of the other Loan Documents or (ii) the rights of or remedies available to the Administrative Agent or the Lenders under any of the Loan Documents; provided, that the filing of the Chapter 11 Cases and the facts, events, circumstances or conditions that arise after the Petition Date that customarily occur or arise in connection with the filing of a bankruptcy case shall not constitute a Material Adverse Effect for purposes of this Agreement.

“Maturity Date” means the earliest of the following: (a) December 12, 2022 (the “Stated Maturity Date”), as such date may be extended pursuant to Section 2.04; (b) the close of the sale of the Subject Assets pursuant to a Sale Order; and (c) the acceleration of the maturity of the Loans and the termination of the Commitments pursuant to Article VII hereof after the occurrence and during the continuance of an Event of Default hereunder.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees, costs and out-of-pocket expenses paid or to be paid to third parties (other than Affiliates) in connection with such event including, without limitation, attorneys’ fees, investment banking fees (including, any and all success fees approved by the Bankruptcy Court, including sale transaction fees payable to the Borrowers’ and/or Committee’s professional advisors retained by Bankruptcy Court order), accountant fees, underwriting discounts and commissions and other customary costs, fees and expenses incurred in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and the amounts required, pursuant to section 365 of the Bankruptcy Code, to cure defaults in any executory contracts that that are assumed and assigned by the Borrowers, and (iii) the amount of all taxes paid (or taxes (which pursuant to applicable law are senior in payment and Lien priority to the Secured Obligations or the Prepetition Obligations, but in any case, excluding any federal or state income taxes) reasonably estimated to be payable), the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable and any purchase price adjustments associated with such event, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“NM Commitment” means, with respect to each Lender, the commitment, of such Lender pursuant to Section 2.01(a) and set forth on Schedule 2.01, to make NM Term Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.06, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. For the avoidance of doubt, the NM Commitment of each Lender does not include any Roll-Up Commitment of such Lender.

“NM Term Loan” means the term loan made to the Borrowers pursuant to Section 2.01.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrowers and their Subsidiaries to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Permitted Liens” shall mean the Liens specified in Section 6.01.

“Permitted Priority Liens” shall mean Permitted Liens that were valid, properly perfected, non- avoidable, and senior in priority to the Prepetition Bridge Agent’s Liens or the Prepetition First Lien Agent’s Liens on the Petition Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning ascribed to it in the recitals to this Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Subsidiary” means (a) each Domestic Subsidiary and (b) each First Tier Foreign Subsidiary.

“Prepayment Event” means each of the following events (other than any such event that the Administrative Agent has agreed in writing does not constitute a “Prepayment Event”):

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Borrower or any Subsidiary, other than dispositions described in (and permitted by) Sections 6.04(a) and (b);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrowers or any Subsidiary with a fair value immediately prior to such event equal to or greater than $1,000,000; or

(c) the incurrence by any Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.03.

“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Prepetition Agent” means the Prepetition Bridge Loan Agent, the Prepetition First Lien Agent or the Prepetition Second Lien Agent, as applicable.

“Prepetition Agents’ Liens” means, collectively, the Prepetition Bridge Loan Agent’s Liens, the Prepetition First Lien Agent’s Liens and the Prepetition Second Lien Agents’ Liens.

“Prepetition Agents’ Adequate Protection Liens” means, collectively, the Prepetition Bridge Loan Agent’s Adequate Protection Liens, the Prepetition First Lien Agent’s Adequate Protection Liens and the Prepetition Second Lien Agents’ Adequate Protection Liens.

“Prepetition Bridge Loan Agent” means Circles MVNE Pte. Ltd., in its capacity as administrative agent and collateral agent for the Prepetition Bridge Note Holders.

“Prepetition Bridge Loan Agent’s Adequate Protection Liens” shall have the meaning ascribed to the term “Prepetition Bridge Loan Adequate Protection Liens”, as such term is defined in the Interim Order or the Final Order, as applicable.

“Prepetition Bridge Loan Agent’s Liens” means the Liens in favor of the Prepetition Bridge Loan Agent for the benefit of itself and the Prepetition Bridge Loan Holders granted pursuant to the Prepetition Bridge Note Documents by the Prepetition Bridge Note Parties in the Collateral (as therein defined) to secure the Prepetition Bridge Loan Obligations.

“Prepetition Bridge Loan Holder” means each Holder as defined in the Prepetition Bridge Notes.

“Prepetition Bridge Note” means the Bridge Notes issued pursuant to, and as defined in, the Prepetition Bridge Loan Securities Purchase Agreement.

“Prepetition Bridge Note Documents” means the Note Documents as defined in the Prepetition Bridge Loan Security Agreement.

“Prepetition Bridge Note Parties” means the Grantors as defined in the Prepetition Bridge Loan Security Agreement.

“Prepetition Bridge Loan Obligations” shall mean all indebtedness, obligations and liabilities of the Company and the other Prepetition Bridge Note Parties to the Prepetition Bridge Loan Agent and each Prepetition Bridge Loan Holder that constitute Obligations (as defined in the Prepetition Bridge Loan Security Agreement), including, without limitation, all such Obligations arising from or related to the Prepetition Bridge Note Documents including fees, interest, (including expense reimbursement obligations and indemnities due thereunder and interest thereon accruing both before and after the Petition Date), whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Prepetition Bridge Loan Secured Parties” means, collectively, the Prepetition Bridge Loan Holders and the Prepetition Bridge Loan Agent.

“Prepetition Bridge Loan Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of April 25, 2022, among the Company, the Prepetition Bridge Note Holders and the Prepetition Bridge Note Agent.

“Prepetition Bridge Loan Security Agreement” means that certain Security Agreement dated as of April 25, 2022, among the Company, the other Prepetition Bridge Note Parties and the Prepetition Bridge Note Agent.

“Prepetition First Lien Agent” means Circles MVNE Pte. Ltd., in its capacity as administrative agent and collateral agent for the Prepetition First Lien Holders, as successor to High Trail Investments SA LLC in such capacities.

“Prepetition First Lien Agent’s Adequate Protection Liens” shall have the meaning ascribed to the term “Prepetition First Lien Adequate Protection Liens”, as such term is defined in the Interim Order or the Final Order, as applicable.

“Prepetition First Lien Agent’s Liens” means the Liens in favor of the Prepetition First Lien Agent for the benefit of itself and the Prepetition First Lien Holders granted pursuant to the Prepetition First Lien Note Documents by the Prepetition First Lien Note Parties in the Collateral (as therein defined) to secure the Prepetition First Lien Obligations.

“Prepetition First Lien Holder” means each Holder as defined in the Prepetition First Lien Notes.

“Prepetition First Lien Note” means the Notes issued pursuant to, and as defined in, the Prepetition First Lien Securities Purchase Agreement.

“Prepetition First Lien Note Documents” means the Note Documents as defined in the Prepetition First Lien Security Agreement.

“Prepetition First Lien Note Parties” means the Grantors as defined in the Prepetition First Lien Security Agreement.

“Prepetition First Lien Obligations” shall mean all indebtedness, obligations and liabilities of the Company and the other Prepetition First Lien Note Parties to the Prepetition First Lien Agent and each Prepetition First Lien Holder that constitute Obligations (as defined in the Prepetition First Lien Security Agreement), including, without limitation, all such Obligations arising from or related to the Prepetition First Lien Note Documents including fees, interest, (including expense reimbursement obligations and indemnities due thereunder and interest thereon accruing both before and after the Petition Date), whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Prepetition First Lien Secured Parties” means, collectively, the Prepetition First Lien Holders and the Prepetition First Lien Agent.

“Prepetition First Lien Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of June 8, 2020, among the Company, the Prepetition First Lien Holders and the Prepetition First Lien Agent.

“Prepetition First Lien Security Agreement” means that certain Security Agreement dated as of June 8, 2020, among the Company, the other Prepetition First Lien Note Parties and the Prepetition First Lien Agent.

“Prepetition Holders” means, collectively, the Prepetition Bridge Note Holders, the Prepetition First Lien Holders and the Prepetition Second Lien Holders.

“Prepetition Note Documents” means collectively, the Prepetition Notes and the other Prepetition Bridge Loan Note Documents, Prepetition First Lien Note Documents and Prepetition Second Lien Note Documents.

“Prepetition Note Parties” means, collectively, the Borrowers, in their capacity as borrowers under the Prepetition Obligations.

“Prepetition Notes” means, collectively, the Prepetition Bridge Notes, Prepetition First Lien Notes and the Prepetition Second Lien Notes.

“Prepetition Obligations” means, together, the Prepetition Bridge Loan Obligations and the Prepetition First Lien Obligations.

“Prepetition Second Lien Agent” means Circles MVNE Pte. Ltd., in its capacity as administrative agent and collateral agent for the Prepetition Second Lien Holders, as successor to B.M.F. De Kroes- Brinkers and Hoving & Partners S.A. in such capacities.

“Prepetition Second Lien Agent’s Adequate Protection Liens” shall have the meaning ascribed to the term “Prepetition Second Lien Adequate Protection Liens”, as such term is defined in the Interim Order or the Final Order, as applicable.

“Prepetition Second Lien Agent’s Liens” means the Liens in favor of the Prepetition Second Lien Agent for the benefit of itself and the Prepetition Second Lien Holders granted pursuant to the Prepetition Second Lien Note Documents by the Prepetition Second Lien Note Parties in the Collateral (as therein defined) to secure the Prepetition Second Lien Obligations.

“Prepetition Second Lien Holder” means each Holder as defined in the Prepetition Second Lien Notes.

“Prepetition Second Lien Note” means the convertible notes issued pursuant to, and as defined in, the Prepetition Second Lien Securities Purchase Agreements.

“Prepetition Second Lien Note Documents” means the Note Documents as defined in the Prepetition Second Lien Security Agreement.

“Prepetition Second Lien Note Parties” means the Grantors as defined in the Prepetition Second Lien Security Agreement.

“Prepetition Second Lien Obligations” shall mean all indebtedness, obligations and liabilities of the Company and the other Prepetition Second Lien Note Parties to the Prepetition Second Lien Agent and each Prepetition Second Lien Holder that constitute Obligations (as defined in the Prepetition Second Lien Security Agreement), including, without limitation, all such Obligations arising from or related to the Prepetition Second Lien Note Documents including fees, interest, (including expense reimbursement obligations and indemnities due thereunder and interest thereon accruing both before and after the Petition Date), whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Prepetition Second Lien Secured Parties” means, collectively, the Prepetition Second Lien Holders and the Prepetition Second Lien Agent.

“Prepetition Second Lien Securities Purchase Agreements” means, collectively, that certain Securities Purchase Agreement dated as of February 22, 2021, among the Company, B.M.F. De Kroes- Brinkers and the Prepetition Second Lien Agent, and that certain Securities Purchase Agreement dated as of April 13, 2021, among the Company, the Prepetition Second Lien Holders and the prepetition Second Lien Agent.

“Prepetition Second Lien Security Agreement” means that certain Security Agreement dated as of February 22, 2021, among the Company, the other Prepetition Second Lien Note Parties and the Prepetition Second Lien Agent.

“Recipient” means, as applicable, (a) the Administrative Agent, and (b) any Lender, or any combination thereof (as the context requires).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Agreements” has the meaning assigned to such term in Section 9.20(d).

“Related Lender” means (a) with respect to any NM Lender, (i) any of its Affiliates that are Prepetition Holders on the date of this Agreement or any other applicable date of determination in connection with the transactions contemplated by Section 2.01(b) or 2.01(c) or (ii) if and to the extent that such NM Lender is acting as a “fronting lender” (or similar role) for any Person that is a Prepetition Holder, in accordance with the procedures separately agreed among the Administrative Agent, such NM Lender, and such Prepetition Holder and any of its Affiliates, and (b) with respect to any Prepetition Holder, (i) any of their Affiliates that are Prepetition Holders on the date of this Agreement or any other applicable date of determination in connection with the transactions contemplated by Section 2.01(b) or 2.01(c) or (ii) any NM Lender acting as a “fronting lender” (or similar role) for such Prepetition First Lien Lender, in accordance with the procedures separately agreed among the Administrative Agent and such NM Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Remaining Prepetition Bridge Note Obligations” means, at any time, (a) for any Prepetition Bridge Note Holder, the outstanding Prepetition Bridge Notes and other Prepetition Bridge Note Obligations of such Prepetition Bridge Note Holder that have not been converted to Roll-Up Loans at such time, and (b) for any other Prepetition Bridge Note Secured Party, the Prepetition Bridge Note Obligations of such Prepetition Bridge Note Secured Party at such time.

“Remaining Prepetition First Lien Obligations” means, at any time, (a) for any Prepetition First Lien Holder, the outstanding Prepetition First Lien Notes and other Prepetition First Lien Obligations of such Prepetition First Lien Holder that have not been converted to Roll-Up Loans at such time, and (b) for any other Prepetition First Lien Secured Party, the Prepetition First Lien Obligations of such Prepetition First Lien Secured Party at such time.

“Repayment Financing” has the meaning assigned to such term in Section 7.01(i)(i).

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” is as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived).

“Required Lenders” means, at any time, if there are more than two lenders, at least two (2) Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing greater than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” has the meaning assigned to such term in Section 6.10.

“Roll-Up Commitment” means, with respect to each Lender, the commitment of such Lender to accept a “roll-up” of the principal amount of the Prepetition Obligations due to such Lender identified on Schedule 2.01 pursuant to Section 2.01(b).

“Roll-Up Loans” has the meaning set forth in Section 2.01(b).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale Order” has the meaning provided in Section 5.09(c).

“Sale Procedure Motion” means a motion seeking to sell the Subject Assets in one or more sales under Section 363 of the Bankruptcy Code, together with (a) a copy of a form asset purchase agreement for the Subject Assets, and (b) a proposed Sale Procedure Order, each in form and substance reasonably satisfactory to the Administrative Agent.

“Sale Procedure Order” means any order issued by the Bankruptcy Court establishing an auction process and bid procedures for the sale of the Subject Assets, in form and substance reasonably satisfactory to Administrative Agent, including, without limitation, that contains a bid deadline that is consistent with milestones provided in Section 5.09.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (as of the date of this Agreement, only Crimea, Cuba, Iran, North Korea, Sudan and Syria are Sanctioned Countries).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Specified Accounts” means trust accounts, payroll accounts and escrow accounts of the Loan Parties.

“Stalking Horse Agreement” means the Asset Purchase Agreement dated as of May 15, 2022, among the Borrowers, as sellers, and Circles MVNE Pte. Ltd., and Channel Ventures Group, LLC, as purchasers, for the purchase in the aggregate of substantially all the Subject Assets, in form and substance reasonably satisfactory to the Administrative Agent; provided, that, if the aggregate Net Proceeds to be received by the Borrowers from the consummation of the transactions thereunder is less than 100% of the sum of the projected amount required to fully fund the Carve-Out and to fully repay the Secured Obligations and the Prepetition Obligations as of the Stated Maturity Date, then such agreement shall also be in form and substance reasonably satisfactory to the Required Lenders.

“Stated Maturity Date” has the meaning ascribed to such term in the definition of Maturity Date.

“Statement” has the meaning assigned to such term in Section 2.13(g).

“Subject Assets” means the business and assets of the Borrowers.

“Subsidiary” means any direct or indirect subsidiary of a Borrower or of any other Loan Party, as applicable.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Testing Period” shall mean the first four weeks after the Closing Date and on a rolling four-week basis thereafter, to be tested commencing the fifth Friday following the Closing Date and every other Friday thereafter.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions and the use of the proceeds thereof.

“Type” means (a) with respect to Commitments, either a NM Commitment or a Roll-Up Commitment and (b) with respect to Loans, either a NM Term Loan made pursuant to Section 2.01(a) or a Roll-Up Loans made pursuant to Section 2.01(b).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) any obligation (including any guarantee) that is contingent in nature at such time; or (ii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) with respect to capital leases, the amounts of Capital Lease Obligations, any lease that was classified or accounted for as an operating lease as of (and any similar lease entered into after) the Closing Date in accordance with GAAP shall be classified or accounted for as an operating lease and not a capital lease, even though, as a result of a change in GAAP or the Borrowers’ implementation of Financial Accounting Standards Board Accounting Standards Codification 840, such lease would be classified and accounted for as a capital lease under GAAP.

ARTICLE II

The Commitments

SECTION 2.01. NM Term Loans; Roll-Up Loans. Subject to compliance with the terms and conditions in this Agreement and the Bankruptcy Court Orders:

(a) NM Term Loans. Subject to the terms and applicable conditions set forth herein (including without limitation the conditions set forth in Article IV), each Lender agrees to make NM Term Loans to the Borrower during the Availability Period in an aggregate principal amount not to exceed such Lender’s NM Commitment; provided that (i) the aggregate principal amount of NM Term Loans made prior to the entry of the Final Order shall not exceed the Interim Availability Amount and (ii) if for any reason the full amount of any Lender’s NM Term Loan Commitment is not fully drawn on the expiration of the Availability Period, the undrawn portion thereof shall automatically be cancelled and shall terminate immediately and without further action. Each Borrowing shall consist of NM Term Loans made simultaneously by the Lenders in accordance with their respective NM Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Roll-Up Loans.

(i) On the Closing Date and prior to entry of the Final Order, and without any further action of any Person, each Lender having a NM Commitment as of such date or Related Lender thereof shall be deemed to have made Loans (each, a “Roll-Up Loan”; and collectively, the “Roll-Up Loans”) hereunder with the proceeds thereof being applied to the Prepetition Bridge Loan Obligations in respect of such Lenders’ and/or Related Lenders’ then-outstanding Prepetition Bridge Loan Obligations on a dollar-for-dollar basis for every dollar of NM Term Loans disbursed by such Lender.

(ii) On the date of the entry of the Final Order and without any further action of any Person, the balance of the Prepetition Obligations outstanding as of such date held by each Lender having an NM Commitment as of such date or Related Lender thereof shall be rolled up and Roll-Up Loans shall be deemed made hereunder in such amount by each of the Prepetition Holders holding such Prepetition Obligations.

SECTION 2.02. [RESERVED.]

SECTION 2.03. Requests for Borrowings. To request a Borrowing pursuant to Section 2.01(a), the Borrower Representative shall notify the Administrative Agent of such request by delivering a written Borrowing Request signed by the Borrower Representative not later than 9:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable upon delivery. Each such written Borrowing Request shall specify the following information in compliance with this Section 2.03:

(i) the aggregate amount of the requested Borrowing (with each requested Borrowing totaling no more than $1,000,000);

(ii) the date of such Borrowing, which shall be a Business Day; and

(iii) the location and number of the Borrower Representative’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. For the avoidance of doubt, there shall be no more than one request for a Borrowing during any calendar week.

SECTION 2.04. Extension of Stated Maturity Date.

(a) Subject to the terms of this Section 2.04, the Borrowers may make a one-time election to extend the Stated Maturity Date by written notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 30 days and not later than 15 days prior to the existing Stated Maturity Date (the “Existing Stated Maturity Date”).

(b) Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent not later than 10 days prior to the Existing Stated Maturity Date advise the Administrative Agent whether or not such Lender agrees to such extension. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) The Administrative Agent shall notify the Borrowers of each Lender’s determination under this Section no later than the date 7 days prior to the Existing Stated Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day). If Lenders holding greater than 50% of the aggregate Commitments and Credit Exposure agree to such extension, the Existing Stated Maturity Date shall automatically, and without any further action by any Person, be extended 30 days.

(d) Notwithstanding the foregoing, the extension of the Stated Maturity Date pursuant to this Section shall not be effective unless:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

(ii) the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

SECTION 2.05. Funding of Borrowings.

(a) Subject to the terms and applicable conditions set forth herein (including without limitation the conditions set forth in Article IV), each Lender shall make each Loan to be made by such Lender pursuant to Section 2.01(a) hereof on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account(s).

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing pursuant to Section 2.01(a) hereof that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the

Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at the Applicable Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Termination and Reduction of Commitments.

(a) Unless previously terminated, all the NM Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the NM Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the NM Commitments; provided that each reduction of the NM Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $500,000.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the NM Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the NM Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the NM Commitments shall be permanent. Each reduction of the NM Commitments shall be made ratably among the Lenders in accordance with their respective Applicable Percentage.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan, together with all accrued interest, fees and expenses payable hereunder, on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit F. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole, but not in part, together with all accrued interest, fees and premiums.

(b) In the event and on such occasion that the Aggregate Credit Exposure (exclusive of any capitalized interest) exceeds the aggregate Commitments, the Borrowers shall prepay the Loans.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party or Subsidiary, apply an aggregate amount equal to 100% of such Net Proceeds as provided in Section 2.13(b)(i) hereof.

(d) The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by fax) of any prepayment under this Section not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in minimum amounts of at least $1,000,000 and multiples $1,000,000 in excess thereof (or, if less, the outstanding principal balance of such Borrowing), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of Loans shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

SECTION 2.09. Interest.

(a) The Loans shall bear interest at the Applicable Rate.

(b) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the Applicable Rate or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the Applicable Rate.

(c) Accrued interest on each Loan shall be paid-in-kind by the Company in arrears on each Interest Payment Date by adding the then amount of such accrued interest to the outstanding principal balance of such Loan, and after such Interest Payment Date, interest shall accrue as provided hereunder on the principal balance of such for such Loan as so increased; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.10. Fees.

(a) Commitment Fee. The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on or before the date that is three (3) Business Days after the last Business Day of each month (and the date that is three (3) Business Days after the last day of the Availability Period), a commitment fee (the “NM Commitment Fee”) on the daily average unused amount of the NM Commitments (whether or not then available) of such Lender during the preceding month at the rate equal to 0.5% per annum, payable in kind. The NM Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the last day of the Availability Period.

(b) The Borrower agrees to pay the following fees in respect of the NM Term Loans and NM Commitments (the “Lender Fees”):

(i) Upfront Fee. To the Administrative Agent, for the account of each Lender, an upfront fee (the “Upfront Fee”), payable in kind, in an amount equal to 2.00% of the aggregate principal amount of such Lender’s NM Commitments on the Closing Date, such fee to be earned, due and payable on the Closing Date.

(ii) Exit Fee. To the Administrative Agent, for the account of each Lender, an exit fee (the “Exit Fee”), payable in cash, in an amount equal to 1.50% of the aggregate principal amount of such Lender’s NM Commitment as of the Closing Date, such fee to be earned, due and payable on the earlier of (a) the Termination Date (other than in connection with the sale of the Subject Assets to the DIP Lender) or (b) repayment in full or in part (including upon any refinancing or replacement of the Loans or any optional or mandatory prepayment of Loans (in whole or in part) pursuant to Section 2.05(a) or Section 2.05(b)) of all Obligations (other than inchoate indemnification obligations).

SECTION 2.11. [RESERVED].

SECTION 2.12. Taxes.

(a) Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E , as applicable (or successor form); or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI, IRS Form W-8BEN (or successor form), IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.12, the term “applicable law” includes FATCA.

(j) Certain FATCA Matters. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471- 2(b)(2)(i) or 1.1471-2T(b)(2)(i).

SECTION 2.13. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or of amounts payable under Section 2.10, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices set forth in Section 9.01(a)(ii), and except that payments pursuant to Sections 2.10 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (whether from the Borrowers or from any other Person) that do not constitute a specific payment of principal, interest, fees or other sum payable under any other provision of the Loan Documents (which shall be applied as specified by the Borrower Representative) and that (i) are Net Proceeds of a Prepayment Event pursuant to Section 2.08(c) hereof occurring prior to delivery of a Carve-Out Trigger Notice or (ii) are received after delivery of a Carve-Out Trigger Notice, shall be applied ratably, as follows: (A) first, to fund the Carve-Out as expressly provided in the Bankruptcy Court Orders (including, as provided in the Bankruptcy Court Orders, to fund any portion of the Carve-Out related to professional fees that have been incurred and are included for the applicable period in the Approved Budget but are not yet approved for payment by the Bankruptcy Court, to the Carve-Out Escrow Account, and amounts deposited to such account may be applied to pay such fees as are approved by the Bankruptcy Court); (B) second, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrowers; (C) third, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers; (D) fourth, to pay interest then due and payable on the Loans ratably; (E) fifth, to prepay principal on the Loans, ratably; (F) sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Secured Party from the Borrowers or any other Loan Party or Subsidiary; and (G) seventh, (1) in the case of any remaining unapplied Net Proceeds of a Prepayment Event that occurs prior to delivery of a Carve-Out Trigger Notice, if such Net Proceeds would not be sufficient to pay the Prepetition Obligations in full and no Event of

Default has occurred and is continuing, then such remaining Net Proceeds shall be held by the Borrowers until the earliest to occur of (x) the next Prepayment Event, (y) an Event of Default and (z) the Maturity Date, and on such earliest date any such undisbursed cash Collateral again shall be applied as provided in clauses (A) through (G) of this Section 2.13(b) with any other proceeds of Collateral then being so applied, and prior to such earliest date such cash Collateral shall be applied by the Borrowers in lieu of Loans requested by the Borrower hereunder, in each case, subject to the Approved Budget and all the other terms and conditions of this Agreement, or (2) otherwise, to the Prepetition Obligations as provided in the Prepetition Note Documents. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments described in clauses (B) through (G) to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans, and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, and (ii) the Administrative Agent to charge any deposit account of the Borrowers maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the relevant Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), 2.13(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrower Representative with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.14. Mitigation Obligations; Replacement of Lenders.

(a) If any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.12, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.15. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

SECTION 2.16. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.16 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.16 shall survive the termination of this Agreement.

SECTION 2.17. Security and Priorities. All of the Obligations shall, subject to the Carve- Out and pursuant to and to the extent provided in the Interim Order and the Final Order, at all times:

(a) Pursuant to Section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims against the Borrowers (without the need to file any proof of claim) with priority over any and all claims against the Borrowers, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under Sections 105, 326, 328, 330, 331, 364, 365, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code (including any adequate protection obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of Section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all pre- and post-petition property of the Borrowers and all proceeds thereof (excluding Avoidance Actions but including, effective upon entry of the Final Order, Avoidance Proceeds), subject only to the Liens thereon and the Carve-Out. The DIP Superpriority Claims shall be entitled to the full protection of Section 364(e) of the Bankruptcy Code in the event that the Interim Order (or, after entry thereof, the Final Order) or any provision thereof is vacated, reversed, amended or otherwise modified, on appeal or otherwise.

(b) Pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a valid, perfected, continuing, enforceable, non-avoidable first priority security interest and lien on all present and after acquired property of the Debtors, wherever located, not subject to a lien or security interest as of the Petition Date other than property constituting Excluded Property.

(c) Pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a valid, perfected, continuing, enforceable, non-avoidable security interest and lien on the Collateral of each Borrower, to the extent that such Collateral, as applicable, is subject to (x) valid, perfected and unavoidable liens in favor of third parties that were in existence and permitted under the Prepetition Bridge Loan immediately prior to the Petition Date, or (y) valid and unavoidable liens in favor of third parties that were in existence and permitted under the Prepetition Bridge Loan immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, subject as to priority to Prepetition Prior Liens; provided that this clause (c) shall not apply to the Primed Liens, which existing liens will be primed by the liens described in clause (d) below, as applicable.

(d) Pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority priming security interest and lien on the Collateral of each Borrower (the “Priming Liens”) to the extent that such Collateral is subject to the Primed Liens, which Priming Liens pursuant to this clause (d) shall, for the avoidance of doubt, be senior to (x) any current and future liens granted on such property of (i) the Prepetition Bridge Note Holder under the Prepetition Bridge Note (the “Prepetition Bridge Note Primed Parties”); (ii) the Prepetition First Lien Lenders under the Prepetition First Lien Notes and the other “secured parties” referred to therein (the “Prepetition First Lien Primed Parties”), (iii) the holders of Second Lien Notes and the other “secured parties” under the Second Lien Notes Indenture and related security agreements (the “Second Lien Notes Primed Parties”), and (iv) any liens granted to provide adequate protection in respect of any of the Primed Liens; provided that the liens pursuant to this clause (d) shall be subject as to priority only to (x) the Carve-Out and (y) Permitted Liens on cash collateral securing Cash Management Agreements with a Cash Management Bank.

Notwithstanding anything to the contrary in this Section 2.17, with respect to any Collateral consisting of the proceeds of any sale, transfer or other disposition of Collateral, the relative priorities of the liens securing Obligations with respect to the NM Term Loans and Obligations with respect to the Roll-Up Loans shall be preserved in all respects, and (a) the liens securing Roll-Up Loans shall be entitled to the priorities otherwise applicable to the liens securing NM Term Loans and (b) the liens securing Term Loans shall be entitled to the priorities otherwise applicable to the liens securing Roll-Up Loans, if any.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that (and where applicable, agrees):

SECTION 3.01. Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (other than Devicescape Holdings, Inc., IPASS Inc., IPASS IP LLC, and Pareteum North America Corp., which are not in good standing as of the Closing Date), (b) subject to the Bankruptcy Code, the Bankruptcy Rules, entry of the Interim Order or the Final Order, as applicable, and such other orders as have been or may hereafter be entered by the Bankruptcy Court in the Chapter 11 Cases, has the power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and except where the failure to so qualify is the result of the status of the Loan Parties as debtors-in-possession in the Chapter 11 Cases, and (d) has the power to execute, deliver and perform each of the Loan Documents to which it is a party.

SECTION 3.02. Authorization; Enforceable Obligations. Subject to entry of the Interim Order (or the Final Order, as applicable), the execution, delivery and performance by each Loan Party of this Agreement, and the other Loan Documents to which it is a party and the borrowings and the other extensions of credit to the Borrowers hereunder, (a) have been duly authorized by all requisite corporate or limited liability company action, (b) will not violate (i) any provision of law applicable to any Loan Party, any rule or regulation of any Governmental Authority applicable to any Loan Party or (ii) the certificate of incorporation, by-laws, or other organizational documents, as applicable, of any Loan Party or (iii) any order of any court or other Governmental Authority binding on any Loan Party or any indenture, agreement or other instrument to which any Loan Party is a party, or by which any Loan Party or any of their respective properties are bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, of any nature whatsoever upon any of the property or assets of any Loan Party other than as contemplated by this Agreement or the other Loan Documents. This Agreement and each other Loan Document to which each Loan Party is a party, subject to entry of the Interim Order (or the Final Order, as applicable), constitutes a legal, valid and binding obligation of such Loan Party enforceable, as the case may be, against such Loan Party in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Financial Statements. The Loan Parties have heretofore furnished to the Administrative Agent and each Lender the audited consolidated balance sheet of the Company and its Subsidiaries and the related audited consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries audited by the Company’s independent certified public accountants, for the fiscal year ended December 31, 2020. Such financial statements were prepared in conformity with GAAP, applied on a consistent basis, and fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the date of such financial statements and for the periods to which they relate. As of the Closing Date, other than obligations and liabilities arising in the ordinary course of business and obligations under the Prepetition Obligations, since December 31, 2020, there are no material obligations or liabilities contingent or otherwise, of the Company or its Subsidiaries which are not reflected or disclosed on such audited statements, in the Schedules to this Agreement or in the Bankruptcy Schedules (other than obligations of the Company and any of its Subsidiaries incurred in the ordinary course of business and the Obligations hereunder).

SECTION 3.04. Title to Properties; Intellectual Property.

(a) The Company and each of its Subsidiaries has good title to its respective properties and assets, except for such properties and assets as have been disposed of in accordance with Section 6.04. Each of the Loan Parties and each Subsidiary has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free and clear of all Liens other than Permitted Liens.

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all Intellectual Property necessary to its business as currently conducted, a correct and complete list of the owned Intellectual Property (described in clause (i) of such definition), as of the date of this Agreement, is set forth on Schedule 3.04. Such Intellectual Property is valid, subsisting, unexpired (where registered) and enforceable and has not been abandoned or adjudged invalid or unenforceable. There are no assertions or claims challenging the validity of any of the foregoing, and the business of each Loan Party and each Subsidiary as now conducted does not, to the Knowledge of these Loan Parties, infringe in any material respect the rights of any other Person.

SECTION 3.05. Litigation. Except as set forth on Schedule 3.05 hereto and the Chapter 11 Cases, (a) there are no actions, suits or proceedings (whether or not purportedly on behalf of any Borrower or any of its Subsidiaries) pending or, to the knowledge of each Loan Party, threatened against any Borrower or any of its Subsidiaries at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against any Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect; and (b) neither the Borrowers nor any of their Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. Except for violations that could not reasonably be expected to have a Material Adverse Effect, the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. Except as could not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.07. Compliance with ERISA. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance with ERISA; (ii) no Multiemployer Plan is insolvent or in reorganization; (iii) no Plan has failed to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (iv) neither the Borrower, any of its Subsidiaries, nor any ERISA Affiliate has incurred any material liability to or on account of a Plan or Multiemployer Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the prior termination of participation in, or contributions to, any such Plan or Multiemployer Plan; (v) no proceedings have been instituted to terminate any Plan; and (vi) no lien imposed under the Code or ERISA on the assets of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates exists or is likely to arise on account of any Plan. Except to the extent that any Lender uses “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, or the Commitments, the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

SECTION 3.08. Federal Reserve Regulations; Use of Proceeds.

(a) Neither the Borrowers nor any of their Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board, as amended from time to time).

(b) No part of the proceeds of any Loan and no other extension of credit hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of Regulation T, U, or X.

SECTION 3.09. Approval. No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Loan Parties, or with the execution and delivery of other Loan Documents to which it is a party or with respect to the Loan Parties, the Borrowings and each other extension of credit hereunder, other than (a) registration, consents and approvals received prior to the date hereof and disclosed to the Lenders and which are in full force and effect, (b) filings to be made in connection with the Liens contemplated by this Agreement or the Loan Documents and (c) consent or approval of the Bankruptcy Court.

SECTION 3.10. Subsidiaries. Attached hereto on Schedule 3.10 is the correct and complete list of each of the Company’s Subsidiaries as of the Closing Date identifying as to each such Subsidiary its name, the jurisdiction of incorporation or formation, each member or shareholder or other owner of an interest in such Subsidiary, the number of outstanding shares or other ownership interest owned by each such shareholder, member or other owner.

SECTION 3.11. Investment Company Act. No Borrower nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.12. Collateral Documents; Liens. Each Collateral Document executed by each Loan Party shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Collateral Document in favor of the Administrative Agent for the ratable benefit of the Secured Parties and, upon entry of the Bankruptcy Court Orders, shall be prior to all other Liens, claims and right of all other Persons, except as provided in Section 3.19(c), and shall be enforceable as such against all other Persons.

SECTION 3.13. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.14. Permits and Licenses. The Borrower and each of its Subsidiaries has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses except those the failure of which to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Compliance with Law. Each Borrower and each of its Subsidiaries is in compliance, with all laws, rules, regulations, orders and decrees which are applicable to such Borrower or such Subsidiary, or to any of their respective properties, which the failure to comply with could, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.16. Full Disclosure. Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement furnished to the Administrative Agent and the Lenders by or on behalf of the Borrowers or any of their Subsidiaries for use in connection with the transactions contemplated by this Agreement, when taken as a whole, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made. The Approved Budget as in effect on the Closing Date and as from time to time supplemented pursuant to Section 5.03(f) represents Borrowers’ good faith estimate, on the date each such cash-flow forecast was delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon facts available to the Borrowers and assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to the Administrative Agent.

SECTION 3.17. Insurance. Schedule 3.17 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.18. Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country in violation of any Sanctions applicable to any party to this Agreement, (C) directly or, to the knowledge of any such Loan Party, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of any Sanctions applicable to any party to this Agreement, (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, except with respect to this clause (D) where such violation could not reasonably be expected to result in a Material Adverse Effect or (E) has violated any Anti-Money Laundering Laws, except with respect to this clause (E) where such violation could not reasonably be expected to result in a Material Adverse Effect. No Borrowing, use of proceeds or other Transactions will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.

SECTION 3.19. Reorganization Matters.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and proper notice for (i) the motion seeking approval of the Loan Documents and entry of the Interim Order and the Final Order, (ii) the hearing for the approval of the Interim Order, and (iii) the hearing for the approval of the Final Order will be given. Borrowers shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b) After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order and consistent with Section 2.17 hereof, the Secured Obligations will constitute allowed superpriority administrative expense claims against the Debtors (without the need to file any proof of claim) in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Borrowers now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in any provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(1) of the Bankruptcy Code, subject to the exception for the Carve-Out as is expressly set forth in the Interim Order or the Final Order.

(c) After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order and consistent with Section 2.17 hereof, the Secured Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject, as to priority only, to the Carve-Out as expressly provided in the applicable Bankruptcy Court Order and Permitted Priority Liens; and such perfected first priority lien shall prime, and shall be prior to, the Prepetition Bridge Note Agent’s Liens and the Prepetition Bridge Note Agent’s Adequate Protection Liens securing the Remaining

Prepetition Bridge Note Obligations, the Prepetition First Lien Agent’s Liens and the Prepetition First Lien Agent’s Adequate Protection Liens securing the Remaining Prepetition First Lien Obligations and the Prepetition Second Lien Agent’s Liens and the Prepetition Second Lien Agent’s Adequate Protection Liens securing the Prepetition Second Lien Obligations.

(d) The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed, modified or amended without the Administrative Agent’s and Borrowers’ consent.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Initial Term Loans hereunder on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) to the extent requested by a Lender pursuant to Section 2.07(e), Notes executed by the Borrowers in favor of such Lender, and (iii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent shall have received the following, each in form and substance reasonably satisfactory to the Administrative Agent: (i) copies of all motions, pleadings and other documents to be filed by the Company or any of its Subsidiaries with, and submitted to, the Bankruptcy Court on or prior to the Closing Date; and (ii) the proposed initial Approved Budget.

(d) The Administrative Agent shall have received a copy of the Stalking Horse Agreement, certified as true and correct by the Company; and the Stalking Horse Agreement shall be in full force and effect.

(e) The petition date shall have occurred and the Borrowers shall have commenced the Chapter 11 Cases and no trustee, examiner or receiver shall have been appointed or designated with respect to the Borrowers or their business, properties or assets and no motion shall be pending seeking any such relief.

(f) The Interim Order shall have been entered by the Bankruptcy Court and the Administrative Agent shall have received a true and correct signed copy of such order as so entered on or prior to 9:00 a.m., New York City time, on the Closing Date (or such later time as the Administrative Agent may agree), and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated without the prior written consent of the Administrative Agent and the Required Lenders; and the Administrative Agent and Required Lenders shall (i) be reasonably satisfied with all “first- day orders” and any other order entered by the Bankruptcy Court on or prior to the Closing Date and (ii) be satisfied with the form and substance of the Interim Order; provided that that such Interim Order shall, among other things, (i) have been entered on such prior notice to such parties as may be reasonably satisfactory to the Required Lenders, (ii) authorize the Loans, each in the amounts and on the terms set forth herein, (iii) grant the DIP Superpriority Claim status, (iv) authorize and perfect the Liens on the Collateral with the priority referred to herein and in the other Loan Documents, (v) approve the payment by the Debtors of the fees provided for herein, (vi) approve the repayment in of the Prepetition Obligations from the proceeds of the Roll-Up Loans to the extent provided in Section 2.01(b), (vii) grant such adequate protection in respect of the claims secured by the Primed Liens as shall be reasonably acceptable to the Required Lenders, and (viii) not have been (A) stayed, vacated or reversed, or (B) amended or modified except as otherwise agreed to in writing by Administrative Agent and the Required Lenders in their sole discretion. Notwithstanding anything to the contrary contained herein, an Interim Order in the form of Exhibit H shall, if entered by the Bankruptcy Court, be deemed acceptable to the Administrative Agent and Required Lenders.

(g) All necessary governmental and third-party consents and approvals necessary in connection with the making of the Loans and the transactions contemplated thereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent and the Required Lenders) and shall remain in effect unless non-compliance is permitted under the Bankruptcy Code.

(h) The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, to the extent requested prior to the Petition Date.

(i) The Administrative Agent shall have received a notice setting forth (i) the deposit account of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower Representative to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement and (ii) the Carve-Out Escrow Account.

For purpose of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.01 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall notify the Borrower Representative, the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, in each case, including the funding on the Closing Date, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing, the Aggregate Credit Exposure (exclusive of any capitalized interest) shall not exceed the aggregate Commitments.

(d) With respect to any Borrowing of NM Term Loans in excess of the Interim Availability Amount, the Bankruptcy Court shall have entered the Final Order authorizing and approving the DIP Facility, in form and substance satisfactory to the Administrative Agent and the Required Lenders,

(e) All necessary governmental and third party consents and approvals necessary in connection with the making of the Loans and the transactions contemplated thereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent and the Required Lenders) and shall remain in effect unless non-compliance is permitted under the Bankruptcy Code. Since the Petition Date, no Requirement of Law shall be applicable to the Loan Parties that could reasonably be expected to result in a Material Adverse Effect.

(f) The Administrative Agent shall have received a fully executed Borrowing Request.

(g) For any Borrowing requested on or after May 25, 2022, the Borrowers shall have delivered to Circles MVNE Pte. Ltd. all documents required to be delivered under the Stalking Horse Agreement to the reasonable satisfaction of the Administrative Agent.

Without limiting the generality of the provisions of the last paragraph of Section 9.03 for purposes of determining compliance with the conditions specified in this Section 4.02, each of the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless, in the case of a Lender, the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Each Borrowing after the Closing Date shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Existence; Properties; Insurance. Subject to the exceptions set forth in Section 6.08, each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability existence as applicable, rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business and comply in all material respect with all laws applicable to (except where the failure to so qualify is the result of the status of the Loan Parties as debtors-in-possession in the Chapter 11 Cases); at all times maintain, preserve and protect all franchises and trade names material to its business and preserve all of its property used or useful in and material to the conduct of its business, and keep the same in good repair, working order and condition, normal wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted in the ordinary course at all times; and at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business. Each such policy of insurance of the Loan Parties shall name the Administrative Agent as loss payee and additional insured and shall provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policies. Each Loan Party shall provide to the Administrative Agent promptly upon receipt thereof evidence of the annual renewal of each such policy.

SECTION 5.02. Payment of Obligations and Taxes.

Each Loan Party will, and will cause each Subsidiary to, pay all material obligations, now existing (except for any non-performance resulting in a default, the enforcement of which is stayed by the Chapter 11 Cases (other than as may be permitted by order of the Bankruptcy Court)) or hereafter arising, as and when due and payable in accordance with the Approved Budget, and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that no Borrower nor any of its Subsidiaries shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim (a) with respect to Prepetition periods for which payment cannot be made as a result of any Borrower’s status as a debtor and debtor-in-possession under its Chapter 11 Case (other than as may be permitted by order of the Bankruptcy Court) or (b) so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves determined in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested; further, provided that, subject to the foregoing proviso, the Borrowers and each of their Subsidiaries shall pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

SECTION 5.03. Financial Statements; Other Information.

The Loan Parties will furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrowers, the audited consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such year and the related audited consolidated statements of income, shareholders equity and cash flow for such year, setting forth in each case in comparative form the respective figures as of the end of and for the previous fiscal year, and accompanied by a report thereon of the Company’s independent certified public accountants, which report shall be unqualified (other than as a result of the Chapter 11 Cases) and which statements shall be prepared in accordance with GAAP, applied on a consistent basis and (ii) the corresponding consolidating balance sheets of the Borrowers and their Subsidiaries and the consolidating statements of income for the Borrowers and their Subsidiaries, all prepared under the supervision of the chief financial officer of the Borrower Representative in accordance with GAAP;

(b) as soon as available, but in any event not later than 45 days after the end of the first, second and third fiscal quarters of the Borrowers, the unaudited interim consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the end of each such quarter and the related unaudited interim consolidated and consolidating statements of income for such quarter and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, in each case prepared by the chief financial officer of the Borrower Representative in accordance with GAAP, applied on a consistent basis;

(c) certificates prepared and signed by the chief financial officer of the Borrower Representative, in each case substantially in the form of Exhibit C (each, a “Compliance Certificate”), with each delivery required by clause (a) and clause (b), as to whether or not, as of the close of such preceding period and all times during such preceding period, the Borrowers and their Subsidiaries were in compliance with all the provisions in this Agreement, showing computation of quantitative negative covenants, and if the chief financial officer of the Borrower Representative shall have obtained knowledge of any Default or Event of Default, it shall disclose in such certificate such Default or Event of Default and the nature thereof;

(d) promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not result in any adverse action to be taken by such agency which action could reasonably be expected to have a Material Adverse Effect;

(e) no later than Friday of each week (commencing on the Friday following the week of the Closing Date), of a report in form and detail reasonably satisfactory to the Administrative Agent comparing the Borrowers’ actual results under the then applicable Approved Budget for the immediately preceding week on a line-item basis compared to the projections in the Approved Budget and an analysis of any budget variances;

(f) no later than the first Wednesday of each month (commencing the first Wednesday of the month following the month in which the Interim Order is entered), an updated thirteen-week cash flow and fee and expense incurrence forecast, in form and detail reasonably satisfactory to the Administrative Agent, covering the thirteen-week period commencing with the then current week to supplement the then Approved Budget (the substance of which shall be reasonably satisfactory to the Administrative Agent);

(g) as soon as reasonably practicable prior to the filing thereof (and in any event, except in the case of emergency motions, not less than one (1) Business Day prior to the filing thereof), copies of all pleadings, motions, applications, financial information and other papers and documents (including, in each case, all attachments thereto) filed by any Borrower in the Chapter 11 Cases;

(h) unless already so delivered to the Administrative Agent prior to delivery to any Committee, concurrently with or as soon as reasonably practicable after the sending thereof (and in any event, not less than one (1) Business Day after the sending thereof), copies of all written reports (including, in each case, all attachments thereto) delivered by the Borrowers to any Committee related to the operations, business, assets, properties or financial condition of the Company or any of its Subsidiaries (including, without limitation, audits, appraisals, valuations, projections and other financial reports); and

(i) promptly, from time to time, such other information regarding the operations, business affairs and condition (financial or otherwise) of the Loan Parties or the Subsidiaries as any Lender may reasonably request.

SECTION 5.04. Books and Records; Access to Premises. Maintain financial records in accordance with GAAP and permit representatives of any Lender, in coordination with the Administrative Agent, to have access during normal business hours to the premises of each Loan Party and the Subsidiaries upon prior written request, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of each Loan Party and the Subsidiaries with their respective principal officers or with their respective independent accountants, and permit representatives of the Administrative Agent to conduct such audits (including, without limitation, field audits of each Loan Party and each Subsidiary’s accounts receivable and inventory) as the Administrative Agent reasonably deems necessary.

SECTION 5.05. Notices of Material Events. The Borrowers will furnish to the Administrative Agent for distribution to each Lender:

(a) Notice of Adverse Change. (i) prompt written notice of any change in the business or the operations of any Loan Party or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, and (ii) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Administrative Agent or the Lenders pursuant to this Agreement, fail, in any material respect, to present fairly, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof;

(b) Notice of Default. prompt written notice of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action, if any, which is proposed to be taken with respect thereto;

(c) Notice of Litigation. prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against any Loan Party or any Subsidiary on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect; and

(d) Notice of Default in Other Agreements. prompt written notice of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any Loan Party or any Subsidiary is a party (except for any non- performance resulting in a default, the enforcement of which is stayed by the Chapter 11 Cases) which default could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Applicable Laws. Each Loan Party will, and will cause each Subsidiary to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the breach of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.07. Use of Proceeds. The proceeds of the Loans will be used only (a) in the case of the proceeds of Loans advanced pursuant to Section 2.01(a), (i) to pay expenses of the Borrowers of the types, and in the amounts, as provided the Approved Budget (including to fund any professional fees that are included for the applicable period in the Approved Budget but are not yet approved for payment by the Bankruptcy Court, to the Carve-Out Escrow Account, and amounts deposited to such account may be applied to pay such fees as are approved by the Bankruptcy Court), and (ii) to make adequate protection payments in respect of the Prepetition Obligations as provided for in the Bankruptcy Court Orders; and (b) in the case of the proceeds of Loans advanced pursuant to Section 2.01(b), to refinance the Prepetition Notes of the Lenders identified on Schedule 2.01. No part of the proceeds of any Loans will be used for the payment of the fees and expenses of any person incurred in challenging any liens or claims of, or the initiation or prosecution of any claim or cause of action against, any Prepetition Holder, any Prepetition Agent, any Lender or the Administrative Agent. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower Representative will not request any Borrowing, and each Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Anti-Money Laundering Laws or Sanctions applicable to any party hereto.

SECTION 5.08. Guarantors; Collateral; Further Assurances.

(a) As promptly as possible but in any event not later than five (5) Business Days after the date any Person becomes a Domestic Subsidiary after the Closing Date (or such later date as may be agreed upon by the Administrative Agent), the Borrowers shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement pursuant to which such Subsidiary agrees to be bound by the terms and provisions of this Agreement and the other Loan Documents, and upon execution and delivery thereof such Subsidiary shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, such Joinder Agreement to be accompanied by appropriate corporate resolutions and other corporate documentation in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Subject to the Interim Order or Final Order, as applicable, the Borrowers will cause, and will cause each other Loan Party to cause, all of its owned property (whether personal, tangible, intangible, or mixed (other than Excluded Property)) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.01. Without limiting the generality of the foregoing, the Borrowers will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests (other than Excluded Property) of each Pledge Subsidiary directly or indirectly owned by the Borrowers or any other Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request, such pledge agreement or similar pledge document to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) Without limiting the foregoing, each Borrower will execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrowers.

(d) If any assets (other than Excluded Property) are acquired by a Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrowers will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrowers.

SECTION 5.09. Section 363 Sales. The Loan Parties shall, not later than the number of days following the Closing Date set forth below for the applicable action set forth below (or, in each case, such later date for such action as the Administrative Agent may agree):

(a) not later than seven (7) days following the Closing Date, cause the Sale Procedure Motion to be filed with the Bankruptcy Court, seeking to allow the Lender or an affiliate thereof to credit bid up to the full amount of its claims (whether arising under this Agreement or the Prepetition Bridge Note and which credit bid may provide for the assignment of the right to purchase the Acquired Assets) (the “363 Sale”);

(b) not later than thirty (30) days following the Closing Date, obtain entry of the Sale Procedure Order;

(c) not later than forty-five (45) days following the entry of the Sale Procedure Order, obtain the approval of the Bankruptcy Court for the sale of the Subject Assets pursuant to an asset purchase agreement and an order of the Bankruptcy Court, each in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders (such order, a “Sale Order”); and

(d) not later than twenty (20) days following the entry of a Sale Order, consummate the sale of the Subject Assets pursuant to Section 363 of the Bankruptcy Code on the terms of the applicable asset purchase agreement and order of the Bankruptcy Court, as such asset purchase agreement and order may be amended or otherwise modified in a manner reasonably satisfactory to Administrative Agent and the Required Lenders.

SECTION 5.10. Post-Closing Actions. The Loan Parties shall deliver to the Administrative Agent:

(a) within five (5) days of the Closing Date (or such later date as agreed to by the Required Lenders in writing), evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties (other than Foreign Subsidiaries) that constitutes Collateral;

(b) within fifteen (15) days of entry of the Final Order (or such later date as agreed to by the Administrative Agent in writing), (i) to the extent all of the Prepetition Bridge Loan Obligations have been repaid as of such date, use commercially reasonable efforts to cause all existing control agreements with respect to Deposit Accounts and Securities Accounts, in each case, delivered in connection with the Prepetition Bridge Note to be assigned to the Administrative Agent or (ii) to the extent all of the Prepetition Bridge Loan Obligations have not been repaid as of such date or if such existing control agreements cannot be assigned, use commercially reasonable efforts to deliver such control agreements with respect to Deposit Accounts (other than Excluded Accounts (as defined in the Security Agreement)) and Securities Accounts, in each case as referred to in the Security Agreement (in each case, to the extent required by the Administrative Agent (at the direction of the Required Lenders)), duly executed by the appropriate parties as the Required Lenders may request.

(c) within fifteen (15) days of entry of the Final Order (or such later date as agreed to by the Administrative Agent in writing), use commercially reasonable efforts to obtain certificates representing the Pledged Stock referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt instruments indorsed in blank.

(d) Within fifteen (15) days of the entry of the Final Order (or such later date as agreed to by the Administrative Agent in writing), (i) use commercially reasonable efforts to enter into such security agreement over secured liabilities in Netherlands (the “Dutch Security Agreement”), (ii) register such Dutch Security Agreement with applicable authorities (the “Dutch Tax Authorities”), and (ii) to the extent applicable, notify debtors of the disclosed security over the relevant receivables.

(e) Within fifteen (15) days of the entry of the Final Order (or such later date as agreed to by the Administrative Agent in writing), (i) use commercially reasonable efforts to enter into such security agreement over secured liabilities in the United Kingdom (the “UK Security Agreement”) and (ii) register such UK Security Agreement with the applicable authorities in the United Kingdom, such being the UK Companies House.

SECTION 5.11. Financial Advisor. The Loan Parties shall continuously retain during the term of this Agreement a restructuring advisor, chief restructuring officer, or a financial advisor, which is reasonably satisfactory to the Required Lenders (with FTI Consulting, Inc. deemed an acceptable restructuring advisor or financial advisor to the Required Lenders), and the Loan Parties shall provide the Lenders and their advisors with reasonable access to the Loan Parties’ restructuring and financial advisors; provided that, if a restructuring advisor, chief restructuring officer or a financial advisor ceases to be retained, the Borrower will retain a new restructuring advisor, or chief restructuring officer or financial advisor, as the case may be, reasonably satisfactory to the Required Lenders within thirty (30) days (which period may be extended by up to fifteen (15) days with the approval of the Required Lenders in their sole discretion) of such cessation.

SECTION 5.12. Lender and Advisor Calls. The Borrower shall arrange for, once per month, upon reasonable prior notice (unless waived by the Required Lenders), a conference call with the Lenders discussing and analyzing the financial condition and results of operations of each of the Loan Parties for the prior fiscal quarter, status of the Chapter 11 Cases and progress in achieving the milestones set forth in Section 5.13, and the monthly operating report most recently filed with the Bankruptcy Court.

SECTION 5.13. Case Milestones. Each Loan Party shall ensure that each of the milestones set forth below is achieved in accordance with the applicable timing referred to below (or such later dates as approved by the Required Lenders):

(a) Not later than the date that is 15 days following the Petition Date, the Debtors shall have obtained entry of an order approving bidding procedures for a sale of substantially all of their assets under section 363 of the Bankruptcy Code.

(b) Not later than the date that is 29 days following the Petition Date, the Debtors shall have received all “Qualified Bids” for a purchase of substantially all of their assets.

(c) Not later than the date that is 38 days following the Petition Date, the Bankruptcy Court shall have held a hearing to approve the sale of substantially all of the Debtors’ assets.

(d) Not later than the date that is 40 days after the Petition Date, the Bankruptcy Court shall have entered an order approving the sale to the winning bidder in the auction for substantially all of the Debtors’ assets.

(e) Not later than July 12, 2022, the Debtors shall have consummated the sale of the Stalking Horse Package to the winning bidder at the auction.

SECTION 5.14. Certain Other Bankruptcy Matters.

(a) Holdings, the Borrower and the Subsidiaries shall comply in all respects, after entry thereof, with all of the requirements and obligations set forth in the Bankruptcy Court Orders, as such order is amended and in effect from time to time in accordance with this Agreement.

(b) The Borrower shall provide at least five (5) Business Days’ (or such shorter notice acceptable to the Required Lenders in their sole discretion) prior written notice to the Administrative Agent and its advisors prior to any assumption or rejection of any Debtor’s material contracts or material non- residential real property leases pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be assumed or rejected, if such assumption or rejection adversely impacts (i) the Collateral, any Liens thereon or any DIP Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or DIP Superpriority Claims) or (ii) any transaction outside of the ordinary course of business with any Loan Party, if the Required Lenders inform the Borrower in writing within three (3) Business Days of receipt of the notice from the Borrower referenced above that they object to such assumption or rejection, as applicable.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except:

(a) (i) the Prepetition Agents’ Liens; (ii) other Liens existing on the Petition Date as set forth on Schedule 6.01 attached hereto or in the Bankruptcy Schedules; and (iii) the Prepetition Agents’ Adequate Protection Liens;

(b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Loan Parties or the Subsidiaries in accordance with GAAP;

(c) carriers’, warehousemens’, mechanics’, suppliers’ or other like Liens arising in the ordinary course of business and, to the extent the aggregate of such Liens secure obligations in excess of $600,000 in the aggregate, such Liens are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Administrative Agent in any of the Collateral subject to the Collateral Documents;

(d) Liens incurred or deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, performance and appeal bonds, and other obligations of similar nature incurred in the ordinary course of business or consistent with past practices prior to the Closing Date;

(e) easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate do not interfere in any material respect with the occupation, use and enjoyment by any Loan Party or any Subsidiary of the property or assets encumbered thereby in the normal course of their respective business or materially impair the value of the property subject thereto;

(f) deposits under workmen’s compensation, unemployment insurance and social security laws;

(g) Liens granted to the Administrative Agent, for the ratable benefit of the Secured Parties, under this Agreement or any other Loan Document;

(h) purchase money liens for fixed or capital assets acquired in the ordinary course of business after the Closing Date if the debt service in respect of the Indebtedness secured thereby is permitted by the Approved Budget, if any, including such obligations with respect to Capital Leases; provided in each case (i) no Default or Event of Default shall have occurred and be continuing or shall occur after giving effect to such lien, (ii) such purchase money lien does not exceed 100% of the purchase price of and encumbers only, the asset acquired and (iii) such purchase money Lien does not secure any Indebtedness other than in respect of the purchase price of the asset acquired;

(i) Liens on Equity Interests in joint ventures arising solely under the organizational documents for such joint ventures and not debt for borrowed money; and

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

SECTION 6.02. Financial Covenants; Budget Compliance Covenants. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly:

(a) Pay any expense or other disbursement other than those set forth in the Approved Budget outside of the following variances (the “Permitted Variance”);

(i) Permit the actual aggregate cash receipts (excluding proceeds from NM Term Loans that may be deemed a receipt) (the “Actual Collections”) during any Testing Period to be less than the aggregate amount of cash receipts set forth in the Approved Budget (the “Budgeted Collections”) for such Testing Period by more than eighty-five percent (85%); provided that, if Actual Collections are less than eighty-five percent (85%) of Budgeted Collections for any Testing Period set forth in the Approved Budget solely as a result of a delay in receipt of one or more identifiable receivable(s) that were projected to be received during such Testing Period in the Approved Budget, so long as such receivable(s) are received not more than fourteen (14) days after the end of such Testing Period, such receivable(s) shall be treated as having being received during such Testing Period solely for purposes of compliance with this Section 6.02(b)(i); and

(ii) Permit actual aggregate disbursements (including professional fees when funded to the Carve-Out Escrow Account) (“Actual Disbursements”) during any Testing Period to be more than the sum of (A) 115% of the aggregate amount of disbursements set forth in the Approved Budget (the “Budgeted Disbursements”), and (B) the excess of Budgeted Disbursements over Actual Disbursements in the Approved Budget for the immediately prior Testing Period (i.e., expenses permitted by the Approved Budged but not actually dispersed in such period).

SECTION 6.03. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except for the following to the extent in accordance with the Approved Budget:

(a) (i) the Prepetition Obligations; and (ii) other Indebtedness incurred prior to the Petition Date as described in Schedule 6.02 attached hereto or in the Bankruptcy Schedules;

(b) the Secured Obligations;

(c) Indebtedness for trade payables incurred in the ordinary course of business provided such payables shall be paid or discharged when due;

(d) Indebtedness (including in respect of Capital Leases) incurred after the Closing Date secured by purchase money liens as permitted under Section 6.01(h); provided that debt service with respect to such Indebtedness is permitted by the Approved Budget;

(e) unsecured Indebtedness of Foreign Subsidiaries (i) in an amount not to exceed $250,000, in the aggregate, at any time, or (ii) in respect of any unsecured Indebtedness that is in exchange for or replacement of the Indebtedness referred to in the immediately preceding clause (e)(i);

(f) Indebtedness owing from one Loan Party to another Loan Party and other Indebtedness of any Subsidiary of the Company to the extent the corresponding investment is permitted under Section 6.05;

(g) Indebtedness consisting of loans and advances permitted pursuant to Sections 6.05(c) and 6.05(e);

(h) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, custom bonds, surety bonds and completion guarantees and similar obligations, or otherwise provided in the ordinary course of business of the Loan Parties or consistent with past practices, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business or consistent with past practices in each case incurred after the Closing Date and for which related debt service is provided for in the Approved Budget; and

(i) such other Indebtedness permitted pursuant to the Interim Order or the Final Order, as applicable, or any other order of the Bankruptcy Court that is in form and substance reasonably satisfactory to the Administrative Agent.

(j) Notwithstanding any of the foregoing, no Indebtedness permitted under this Section 6.03 shall be permitted to have administrative expense claim status under the Bankruptcy Code that is senior to or pari passu with the superpriority administrative expense claims with respect to the Secured Obligations and the Prepetition Obligations to the extent expressly permitted by the Interim Order or Final Order, as applicable.

SECTION 6.04. Sale of Assets. No Loan Party will, nor will it permit any Subsidiary to, sell, assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for:

(a) the sale of inventory disposed of in the ordinary course of business;

(b) the sale or other disposition of used, obsolete, worn out or surplus equipment or property in the ordinary course of their business; and

(c) the sales pursuant to any Sale Order.

SECTION 6.05. Loans; Investments and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, make or commit to make any advance, loan, extension of credit, or capital contribution to, or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets except:

(a) investments (other than Eligible Investments) owned by the Company or any of its Subsidiaries on the Petition Date and described in Schedule 6.04;

(b) Eligible Investments;

(c) deposits in deposit accounts;

(d) investments, loans or advances made on or after the Closing Date by the Loan Parties in Subsidiaries that are Loan Parties; and

(e) investments, loans and advances by Subsidiaries that are not Loan Parties to other Subsidiaries that are not Loan Parties.

SECTION 6.06. Nature of Business. No Loan Party will, nor will it permit any Subsidiary to, change or alter, in any material respect, the nature of its business from the nature of the business engaged in by it on the date hereof, and businesses ancillary or reasonably related thereto.

SECTION 6.07. Federal Reserve Regulations. No Loan Party will, nor will it permit any Subsidiary to, permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board.

SECTION 6.08. Limitations on Fundamental Changes. No Loan Party will, nor will it permit any Subsidiary to, change its organizational form, merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to, any Person, acquire all of the stock or all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution, except if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is or becomes a Loan Party, (ii) the merger, consolidation or amalgamation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, and (iii) the sales pursuant to the Sales Orders.

SECTION 6.09. Existing Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any existing Indebtedness outstanding on the Petition Date) or amend, supplement or otherwise modify any of the terms thereof without the prior written consent of the Administrative Agent other than the Prepetition Obligations as set forth in this Agreement.

SECTION 6.10. Restricted Payments. No Loan Party will, nor will it permit any Subsidiary to, declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company or any of its Subsidiaries or any warrant to purchase any class of stock of the Company or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or any of its Subsidiaries or in any combination thereof, or permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any of its Subsidiaries or any warrant to purchase any class of stock of the Company or any of its Subsidiaries from any Person (any of the foregoing, a “Restricted Payment”); provided that, any wholly owned Subsidiary of the Company may make dividends or distributions to its shareholders or members.

SECTION 6.11. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate (other than any Loan Party), except (a) in the ordinary course of and pursuant to the reasonable requirements of the Borrowers or any of theirs Subsidiaries’ business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than they would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (other than any Loan Party) and (b) as expressly permitted by this Article VI.

SECTION 6.12. Governmental Regulation. No Loan Party will, nor will it permit any Subsidiary to, (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Loan Parties, or (ii) fail to provide documentary and other evidence of the Loan Parties’ identity as may be requested by Lender at any time to enable Lender to verify any Loan Party’s identity or to comply with any applicable law or regulation, including, without limitation, the USA PATRIOT Act.

SECTION 6.13. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document or by any Prepetition Note Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.13 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of the Subject Assets pending such sale, provided such restrictions and conditions apply only to the business and assets that are to be sold and such sale is permitted hereunder and customary provisions in joint venture agreements, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.14. Deposit and Securities Accounts. Each Loan Party, and each direct or indirect Domestic Subsidiary of a Loan Party, will not open any new Deposit Account (as defined in the Security Agreement) or securities account without the prior written consent of the Administrative Agent.

SECTION 6.15. Reclamation Claims. Except as set forth in the Approved Budget, no Loan Party shall enter into any agreement to return any goods to any of its creditors for application against any Prepetition obligations, Prepetition trade payables or other Prepetition claims under section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims based upon any such return pursuant to section 553(b)(1) of the Bankruptcy Code.

SECTION 6.16. Chapter 11 Claims. No Loan Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claims against the Borrowers in respect of the Secured Obligations and the Prepetition Obligations, except as otherwise expressly set forth in the Interim Order or the Final Order, as applicable, in respect of the Carve- Out.

SECTION 6.17. Additional Bankruptcy Matters. No Loan Party shall:

(a) Assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or Lenders;

(b) Subject to the terms of the Bankruptcy Court Orders and subject to Section 8.01, use proceeds from the Loans or the DIP Collateral to object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default; or

(c) Except as expressly provided or permitted hereunder (including, without limitation, to the extent expressly identified in any line item in the Approved Budget or pursuant to any “first day” or “second day” orders complying with the terms of this Agreement) or, with the prior consent of the Required Lenders, make any payment or distribution to any Affiliate that is not a Loan Party or to any insider of the Company outside of the ordinary course of business.

SECTION 6.18. Other Superpriority Claims. No Loan Party shall incur, create, assume, suffer to exist or permit any Superpriority Claim which is pari passu with or senior to the DIP Superpriority Claim, except for the Carve-Out.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Loan Parties shall fail to pay the principal of, or interest on, any Loan, or any fee or other amount due under this Agreement, as and when due and payable;

(b) any Loan Party shall fail to observe or perform (i) any covenant, condition or agreement of such Loan Party or any of its Subsidiaries to be performed pursuant to Section 5.01 (with respect to a Loan Party’s existence), 5.03, 5.05(b), 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13, 5.14 or Article VI of this Agreement or (ii) any other covenant, condition or agreement of the Loan Parties or any of their Subsidiaries to be performed pursuant to this Agreement or any other Loan Document (other than those specified in clause (a) of this Article VII) and, in the case of this clause (b)(ii), such default, if capable of cure, shall continue unremedied for a period of thirty (30) days from the date of such default;

(c) any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d) any Loan Party or any Subsidiary shall fail to make any adequate protection payment (whether of interest, fees or as reimbursement of expense and regardless of amount) in respect of any Remaining Prepetition Bridge Note Obligation or Remaining Prepetition First Lien Obligation pursuant to the Bankruptcy Court Orders, in each case when and as the same shall become due and payable;

(e) one or more orders, judgments or decrees for the payment of money in excess of $1,000,000 in the aggregate (not fully covered, but subject to customary deductibles, by insurance coverage provided by a creditworthy unaffiliated insurer that has not denied coverage), and to the extent not stayed pursuant to section 362 of the Bankruptcy Code, shall be rendered against any Borrower or any of its Subsidiaries and the same shall not have been paid in accordance with such judgment, order or decree or settlement and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of forty-five (45) consecutive days with respect to any Borrower or any Domestic Subsidiary or ninety (90) consecutive days with respect to any Foreign Subsidiary during which a stay of enforcement, by the Bankruptcy Court or such other court having jurisdiction, of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect;

(f) (I) any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is applied for or granted under Section 412 of the Code, (II) any Plan is terminated by any Borrower or any ERISA Affiliate or the subject of termination proceedings under ERISA, (III) a Reportable Event shall have occurred with respect to a Plan, or (IV) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4201 or 4204 of ERISA; and the occurrence of any such event described in the foregoing clauses (I) through (IV), when taken together with all other events described in the foregoing clauses (I) through (IV) that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(g) any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or any Borrower or any of its Subsidiaries shall so assert in writing;

(h) any of the Liens purported to be granted pursuant to any Collateral Document shall fail or cease for any reason to be legal, valid and enforceable liens on the Collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby; or

(i) the occurrence of any of the following in any Chapter 11 Case:

(i) the bringing of a motion or the filing of any plan of reorganization or disclosure statement attendant thereto, or the entry of any order by the Bankruptcy Court in any Chapter 11 Case: (A) that (in the case of Borrowers, any other Loan Party or any bankruptcy estate representative (which shall not include any Committee)) requests or seeks authority for Borrowers or any other Loan Party to obtain additional financing under sections 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement, and in the case of any such request or application from any Committee, such request or application is not dismissed with prejudice or otherwise resolved to the satisfaction of the Administrative Agent in its exclusive judgment prior to the Challenge Deadline (as defined in the Final Order), unless such additional financing seeks to immediately and indefeasibly repay all Obligations to the Lenders in full in cash (“Repayment Financing”); (B) except as expressly provided in the Interim Order and/or the Final Order (as applicable) in respect of the Carve-Out, to grant any Lien other than Prepetition Agents’ Adequate Protection Liens upon or affecting any Collateral (other than a Lien to secure a Repayment Financing); (C) that (in the case of Borrowers, any other Loan Party or any bankruptcy estate representative (which shall not include any Committee)), and except as expressly provided in the Interim Order or the Final Order, as the case may be, in respect of the Carve-Out, to use cash collateral or Collateral of the Administrative Agent under section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent; (D) that (in the case of any Borrower or any other Loan Party) requests or seeks authority for or that (in the case of an order entered by the Bankruptcy Court on account of a request by any Borrower or any other Loan Party) approves or provides authority to take any other action or actions materially adverse to the Administrative Agent, the Lenders, or their rights and remedies hereunder or their interest in the Collateral or an of the Prepetition Agents, the Prepetition Holders, or their rights and remedies under the Prepetition Note Documents or the Bankruptcy Court Orders or the interests of the Prepetition Agents or the Prepetition Holders in the Collateral; or (E) the entry of any order by the Bankruptcy Court in any Chapter 11 Case granting relief as described in subclauses (A) through (D) of this clause (i)(i);

(ii) the filing by a Borrower of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, that does not provide for the payment (or cash collateralization) in full in cash of all Secured Obligations hereunder and all Prepetition Obligations under the Prepetition Note Documents on the effective date of such plan, or the loss by Borrowers or any other Loan Party of the exclusive right to file and solicit acceptances of a plan of reorganization;

(iii) the entry of an order in any of the Chapter 11 Cases confirming a plan or plans of reorganization that does not contain a provision for termination of the Commitments and repayment (or cash collateralization) in full in cash of all of the Secured Obligations under this Agreement on or before the effective date of such plan or plans;

(iv) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order or the Final Order without the written consent of the Administrative Agent;

(v) the Interim Order is not entered within three (3) Business Days following the Petition Date;

(vi) the Final Order is not entered on or before the date that is 40 days after the Petition Date;

(vii) the payment of, or application by Borrowers or any other Loan Party for authority to pay, any pre-petition claim without the Administrative Agent’s prior written consent other than as provided in the Interim Order, the Final Order or any other order of the Bankruptcy Court in form and substance reasonably acceptable to the Administrative Agent and as set forth in the Approved Budget or unless otherwise permitted under this Agreement;

(viii) the appointment of an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver or an examiner under section 1104 of the Bankruptcy Code in any Chapter 11 Case with expanded powers (beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of Borrowers or with the power to conduct an investigation of (or compel discovery from) the Administrative Agent or Lenders or against the Prepetition Agents or Prepetition Holders; or a sale (other than the sale contemplated by a Sale Order) without the Administrative Agent’s consent, of all or substantially all of Borrowers’ assets either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases, or otherwise that does not provide for payment (or cash collateralization) in full in cash of the Secured Obligations hereunder, the termination of the Commitments and the payment in full in cash of all Prepetition Obligations under the Prepetition Note Documents;

(ix) the dismissal of any Chapter 11 Case, or the conversion of any Chapter 11 Case from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or Borrowers or any other Loan Party shall file a motion or other pleading seeking the dismissal of any Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise;

(x) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of section 362 of the Bankruptcy Code (A) to allow any creditor to execute upon or enforce a Lien on any Collateral, or (B) with respect to any Lien on any Collateral of, or the granting of any Lien on any Collateral to, any state or local environmental or regulatory agency or authority, which in either case would have a Material Adverse Effect;

(xi) the entry of an order in any Chapter 11 Case avoiding or requiring disgorgement or repayment of any portion of the payments made on account of the Secured Obligations owing under this Agreement or the other Loan Documents or the Prepetition Obligations owing under the Prepetition Notes or the other Prepetition Note Documents;

(xii) the failure of Borrowers to perform any of its material obligations under the Interim Order or the Final Order or any violation of any of the material terms of the Interim Order or the Final Order;

(xiii) the challenge by Borrowers, any other Loan Party or any Committee to the validity, extent, perfection or priority of any Liens granted under the Prepetition Notes or any of the other Prepetition Note Documents, the Liens granted under the Loan Documents or the filing by any such Person of any claim or cause of action against the Administrative Agent, any Lender, any Prepetition Agent or any Prepetition Holder, and in the case of any such challenge, claim or cause of action by any Committee, such challenge, claim or cause of action is not dismissed with prejudice or otherwise resolved to the satisfaction of the Administrative Agent in its exclusive judgment prior to the Challenge Deadline (as defined in the Interim Order);

(xiv) the remittance, use or application of the proceeds of Collateral other than in accordance in all material respects with the Approved Budget, the Bankruptcy Court Orders and this Agreement; or

(xv) the entry of an order in any of the Chapter 11 Cases granting any other super priority administrative claim or Lien (other than the Prepetition Agents’ Adequate Protection Liens and as are expressly set forth in the Interim Order and/or the Final Order (as applicable) with respect to the Carve-Out) equal or superior to that granted to the Administrative Agent, on behalf of itself and Lenders without the consent in writing of the Administrative Agent;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower’s Representative, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) increase the rate of interest applicable to the Loans and other Obligations as set forth in Section 2.09(c) of this Agreement; (iv) deliver a Carve-Out Trigger Notice; and (v) exercise any other rights and remedies provided to the Administrative Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment. On the Closing Date, each Lender, on behalf of itself and any of its Affiliates that are Secured Parties hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders hereby grant to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02. Rights as a Lender. The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02 and Article VII) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by any Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under the Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective

Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a Lender with an office in New York, New York, or an Affiliate of any such Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.12(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrowers and any of their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. Other Agency Titles. None of the Lenders, if any, identified in this Agreement as a syndication agent, documentation agent or managing agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as syndication agent, documentation agent or managing agent as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 8.09. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.10. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i) if to the Borrower, to Pareteum Corporation, 1185 Avenue of the Americas, 37th Floor, New York, NY 10036, Attention of Laura Thomas, Interim Chief Financial Officer, Email laura.thomas@pareteum.com), with a copy to (i) King & Spalding LLP, as counsel to the Loan Parties, 1180 Peachtree Street, NE, Suite 1600, Atlanta, GA, 30309, attn: Thaddeus Wilson, Esq. (thadwilson@kslaw.com) and Michael R. Handler, Esq. (mhandler@kslaw.com) and (ii) Togut, Segal & Segal, as counsel for the Loan Parties, One Pennsylvania Plaza Suite 3335, New York, NY 10119, attn: Frank Oswald, Esq. (frankoswald@teamtogut.com);

(ii) if to the Administrative Agent, to Circles MVNE Pte. Ltd., at 221 Henderson Road #06-10, Henderson Building, Singapore 159557, Attention: Legal; Email legal@circles.asia), with a copy to DLA Piper LLP (US) as counsel for the Administrative Agent, 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, attn: Jamila Justine Willis, Esq. (jamila.willis@us.dlapiper.com) and Shmuel Klahr, Esq. (shmuel.klahr@us.dlapiper.com); and

(iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (each, an “Agent Party”; and collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (C) other than as contemplated by Section 2.04, postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.13(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change Section 2.15, without the consent of each Lender (other than any Defaulting Lender), (G) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary or 100% of the assets owned by such Subsidiary, and the Administrative Agent is hereby authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.12.

(e) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of counsel, to the reasonable fees, charges and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and its Affiliates) in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender and all reasonable out-of-pocket expenses incurred by advisors and other professionals hired by the Administrative Agent (limited, in the case of counsel, to the fees, charges and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses) in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrowers shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.12 or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach in bad faith by such Indemnitee of its express obligations under the Loan Documents pursuant to a claim initiated by the Borrower. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such Related Party), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that a Borrower’s failure to pay any such amount shall not relieve such Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrowers; provided that the Borrowers shall be deemed to have consented to any such assignment unless the Borrower Representative shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided, further that no consent of any Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of Loans or Commitments to a Lender hereunder.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $250,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(b), 2.13(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12 (subject to the requirements and limitations therein, including the requirements under Sections 2.12(f) and (g) (it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.12(g) will be delivered to the Borrower Representative and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.12 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.14(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan

Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiry of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrowers and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have following delivery of a notice to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19. Marketing Consent. The Borrower hereby authorizes the Administrative Agent and its Affiliates (collectively, the “Marketing Parties”), at their respective sole expense, but without any prior approval by the Borrower, to include the Borrower’s name and logo in advertising slicks posted on its internet site, in pitchbooks or sent in mailings to prospective customers and to give such other publicity in this Agreement containing only information that has already been publicly disclosed as each may from time to time determine in its sole discretion. Notwithstanding the foregoing, the Marketing Parties shall not publish the Borrower’s name in a newspaper or magazine without obtaining the Borrower’s prior written approval. The foregoing authorization shall remain in effect unless the Borrower Representative notifies the Administrative Agent in writing that such authorization is revoked.

SECTION 9.20. Joint and Several Liability; Borrower Representative

(a) Each Borrower hereby directs the Administrative Agent to disburse the proceeds of each Loan as specified by the Borrower Representative, and such distribution will, in all circumstances, be deemed to be made to, or at the direction of, each Borrower. Each Borrower hereby irrevocably designates, appoints, authorizes and directs the Borrower Representative to act on behalf of such Borrower for the purposes set forth in this Section 9.20, and to act on behalf of such Borrower for purposes of requesting Loans hereunder and for otherwise giving and receiving notices and certifications under this Agreement or any other Loan Document and otherwise for taking all other action contemplated to be taken by the Borrower Representative hereunder or under any other Loan Document. Each Borrower further appoints the Borrower Representative as its agent for any service of process. The Administrative Agent is entitled to rely and act on the instructions of the Borrower Representative on behalf of each Borrower. Each Borrower covenants and agrees to assume joint and several liability for and to protect, indemnify and hold harmless the Administrative Agent and the Lenders from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, attorneys’ fees), which may be incurred by, imposed or asserted against the Administrative Agent or any Lender, howsoever arising or incurred because of, out of or in connection with the disbursements of the Loans in accordance with this Section 9.20; provided that the liability of the Borrowers pursuant to this indemnity shall not extend to any liability, obligation, damage, penalty, claim, cause of action, cost, charge or expense determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any Lender. The Borrower Representative shall maintain detailed books and records of all disbursements and payments made to each Borrower with respect to proceeds of Loans. Not in any way in limitation of any other provisions set forth herein, such books and records may be reviewed and copied by the Administrative Agent in accordance with any inspection under Section 5.04.

(b) Notwithstanding Article X or any other provision of this Agreement, each Borrower shall be jointly and severally liable with each other Borrower for all Loans and all other Obligations, without regard to the identity of the Borrower in whose name any Loan is made or Obligation is incurred.

(c) The Obligations of each Borrower under this Section 9.20 are independent, and a separate action or actions may be brought and prosecuted against any Borrower whether action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions.

(d) The Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several, absolute and unconditional irrespective of, and each Borrower hereby expressly waives, to the extent permitted by law, any defense (other than payment, to the extent thereof) to its Secured Obligations under this Agreement and all the other Loan Documents to which it is a party by reason of:

(i) any lack of legality, validity or enforceability of this Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Secured Obligations (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(ii) any action taken in accordance with any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(iii) any acceleration of the maturity of any of the Secured Obligations (whether of such Borrower or of any other Borrower) or of any other obligations or liabilities of any Person under any of the Related Agreements;

(iv) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Secured Obligations (whether of such Borrower or of any other Borrower) or for any other obligations or liabilities of any Person under any of the Related Agreements;

(v) any dissolution of any Borrower or any Loan Guarantor or any other party to a Related Agreement, or the combination or consolidation of any Borrower or any Loan Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower or any Loan Guarantor or any other party to a Related Agreement;

(vi) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(vii) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of any of the Secured Obligations (whether of such Borrower or of any other Borrower);

(viii) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Secured Obligations (whether of such Borrower or of any other Borrower) or any of the obligations or liabilities of any party to any other Related Agreement; or

(ix) any other circumstance whatsoever (with or without notice to or knowledge of any other Borrower) which may or might in any manner or to any extent vary the risks of such Borrower, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Borrower or any other Loan Party or to any collateral in respect of the Secured Obligations.

(e) Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, each Borrower waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Secured Obligations, any defense (legal or equitable) or other claim which such Borrower may now or at any time hereafter have against any other Loan Party or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Borrower.

(f) Each Borrower hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Borrower (a) of any other Borrower, to the payment in full of the Secured Obligations, the termination of the Commitments, and (b) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or any Secured Cash Management Agreement or Secured Hedge Agreement. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Secured Obligations or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Borrower as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Borrower.

This Section 9.20 shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

SECTION 9.21. Credit Bid. Each Borrower hereby irrevocably authorizes the Lenders (or their respective designees), to bid and purchase by credit bidding their respective claims or otherwise (either directly or through one or more acquisition vehicles) all or any portion of the Collateral or any of the obligations under the Loans, the Prepetition First Lien Notes, and the Prepetition Bridge Note at any sale thereof conducted (including the 363 Sale) (i) under the provisions of the UCC, including pursuant to sections 9-610 or 9-620 of the UCC, (ii) under the provisions of the Bankruptcy Code, including sections 363, 365 and 1129 of the Bankruptcy Code or (iii) in accordance with applicable law.

ARTICLE X

Loan Guaranty

SECTION 10.01. Loan Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

(ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. Each of the Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Notwithstanding anything to the contrary contained in the Loan Documents, this Loan Guaranty and the provisions of this Section 10.08 shall terminate with respect to each Loan Guarantor on the date such Loan Guarantor is released from its obligations in respect of this Loan Guaranty in accordance with Section 9.02 or upon (i) the indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations, (ii) the cash collateralization of all Unliquidated Obligations (other than Unliquidated Obligations that have not yet arisen), and (iii) the termination of all Commitments.

SECTION 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or Lender (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the United States Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments have terminated or expired, and this Agreement has terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry, on terms reasonably acceptable to the Administrative Agent, of the Commitments and the termination of this Agreement.

SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

Security and Administrative Priority

SECTION 11.01. Pre-Petition Obligations. Each of the Borrowers hereby acknowledges and confirms and agrees that the Prepetition Note Parties are indebted to the Prepetition Agents and the Prepetition Holders for (a) as of the Petition Date, the Prepetition Obligations in the specific amounts set forth in the Interim Order, and (b) as of the Closing Date, after giving effect to the Roll-Up Loans hereunder, the Remaining Prepetition Bridge Note Obligations, Remaining Prepetition First Lien Obligations and the Prepetition Second Lien Obligations, in each case, pursuant to the applicable Prepetition Notes and the other Prepetition Note Documents, without offset, defense or counterclaim of any kind, nature and description whatsoever.

SECTION 11.02. Acknowledgement of Security Interests. As of the Petition Date, each of the Borrowers hereby acknowledges, confirms and agrees (and hereby agrees that it will not dispute, challenge or otherwise contest) that (a) each Prepetition Agent, for the benefit of the applicable Prepetition Holders has valid, enforceable and perfected first priority and senior liens subject only to the Carve-Out, the Liens in favor of the Administrative Agent as provided herein and in the other Loan Documents and Permitted Liens (as defined in the Prepetition Note Documents) upon and security interests in all of the Collateral (as defined in the Prepetition Note Documents) granted by the Prepetition Note Parties pursuant to the Prepetition Note Documents as in effect on the Petition Date to secure the respective Prepetition Obligations and (b) such Prepetition Agent’s Liens are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

SECTION 11.03. Binding Effect of Documents. Each of the Borrowers hereby acknowledges, confirms and agrees (and hereby agrees that it will not dispute, challenge or otherwise contest) that (a) each of the Prepetition Note Documents to which any Prepetition Note Party is a party is in full force and effect as of the date hereof, (b) the agreements and obligations of the Prepetition Note Parties contained in the Prepetition Note Documents constitute the legal, valid and binding obligations of each of the Prepetition Note Parties enforceable against each of them in accordance with their respective terms and no Prepetition Note Party has any valid defense, offset or counterclaim to the enforcement of such obligations and (c) the Prepetition Agents and the Prepetition Holders are and shall be entitled to all of the rights, remedies and benefits provided for in the Prepetition Note Documents except to the extent clauses (b) and (c) above are subject to the automatic stay under the Bankruptcy Code upon commencement of the Chapter 11 Cases.

SECTION 11.04. Collateral; Grant of Lien and Security Interest.

(a) Pursuant to the Bankruptcy Court Orders and in accordance with the terms thereof, as security for the full and timely payment and performance of all of the Secured Obligations, the Loan Parties hereby assign, pledge and grant to the Administrative Agent for the benefit of the Secured Parties a security interest in and to and Lien on all of the Loan Parties’ Collateral.

(b) Upon entry of the Interim Order or Final Order and subject to the terms thereof, as the case may be, the Liens and security interests in favor of the Administrative Agent referred to in Section 11.04(a) hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral subject to Permitted Priority Liens and the Carve-Out as expressly provided in the Bankruptcy Court Orders. Such Liens and security interests and their priority shall remain in effect until the total Commitments shall have been terminated and all Secured Obligations shall have been repaid (or cash collateralized) in cash in full.

(c) Notwithstanding anything herein to the contrary (i) all proceeds received by the Administrative Agent and the Lenders from the Collateral subject to the Liens granted in this Section 11.04 and in each other Loan Document and by the Bankruptcy Court Orders shall be subject to the prior funding of the Carve-Out to the extent expressly set forth in the Bankruptcy Court Orders, and (ii) no Person entitled to the benefits of the Carve-Out shall be entitled to sell or otherwise dispose of, or seek or object to the sale or other disposition of any Collateral.

SECTION 11.05. Administrative Priority. Each Loan Party agrees that its Secured Obligations shall constitute allowed administrative expenses in the Chapter 11 Cases having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising under any Section of the Bankruptcy Code, subject only to the Carve-Out as and to the extent expressly set forth in the Bankruptcy Court Orders.

SECTION 11.06. Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 11.04(a) hereof and the administrative priority granted pursuant to Section 11.05 hereof may be independently granted by the Loan Documents, the Bankruptcy Court Orders and by other Loan Documents hereafter entered into. This Agreement, the Bankruptcy Court Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder are cumulative.

SECTION 11.07. No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Order or the Final Order, as the case may be, and entry of the Interim Order shall have occurred on or before the date of any Loan. The Administrative Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Order or the Final Order, as the case may be, or any other Loan Document.

SECTION 11.08. Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent and the Lenders pursuant to this Agreement, the Interim Order, the Final Order and the other Loan Documents (specifically including, but not limited to, the existence. perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the Loan Parties (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a) except only to the extent of expenses that may be paid from the Carve-Out as provided in Section 11.05, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of the Administrative Agent, the Lenders or any other Secured Party against the Loan Parties in respect of any Secured Obligation;

(b) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties set forth in Section 11.04(a) hereof shall constitute valid and perfected first priority Liens and security interests and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever (subject to Permitted Priority Liens, any action required under foreign law with respect to the Capital Stock of Foreign Subsidiaries solely to the extent that such foreign law is applicable, and as expressly provided in the Bankruptcy Court Orders, the Carve-Out); and

(c) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that the Administrative Agent file financing statements or mortgages, take possession or control of any Collateral, or otherwise perfect its Lien under applicable non-bankruptcy law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

PARETEUM CORPORATION

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

PARETEUM NORTH AMERICA CORP.

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

DEVICESCAPE HOLDINGS, INC.

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

IPASS, INC.

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

IPASS IP LLC

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

ARTILIUM GROUP LTD

By:	/s/ Bart Weijermars
Name: Bart Weijermars
Title: Authorized Signatory

PARETEUM ASIA PTE. LTD.

By:	/s/ Bart Weijermars
Name: Bart Weijermars
Title: Authorized Signatory

PARETEUM N.V.

By:	/s/ Bart Weijermars
Name: Bart Weijermars
Title: Authorized Signatory

PARETEUM EUROPE B.V.

By:	/s/ Bart Weijermars
Name: Bart Weijermars
Title: Authorized Signatory

CHANNEL MVNE PTE. LTD, as a Lender

By:	/s/ Mak Chee Kiong
Name: Mak Chee Kiong
Title: Authorized Signatory

CIRCLES MVNE PTE. LTD., as Administrative Agent

By:	/s/ Mak Chee Kiong
Name: Mak Chee Kiong
Title: Authorized Signatory